                                                                     Exhibit 1.1

This document is important and requires your immediate attention. If you are in doubt as to how to respond to the Offers, you should consult with your investment dealer, stockbroker, lawyer or other professional advisor.

                                 HOLLINGER INC.
                              DIRECTORS' CIRCULAR

                         relating to the Offers made by

                             PRESS ACQUISITION INC.

                          a wholly-owned subsidiary of

                      Press Holdings International Limited

                             dated January 27, 2004

 to purchase for cash any and all of the issued and outstanding Common Shares, Series II Preference Shares and Series III Preference Shares of

                                 HOLLINGER INC.

                                on the basis of

                             $8.44 per Common Share
                    $9.53 per Series II Preference Share and
                    $10.175 per Series III Preference Share

 THE BOARD OF DIRECTORS RECOMMENDS THAT HOLDERS OF COMMON SHARES AND SERIES III
                      PREFERENCE SHARES ACCEPT THE OFFERS

 THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION IN RESPECT OF THE OFFER FOR THE
                          SERIES II PREFERENCE SHARES

                        NOTICE TO NON-CANADIAN RESIDENTS

THE OFFERS ARE MADE FOR SECURITIES OF A CANADIAN ISSUER AND, WHILE THE OFFERS ARE SUBJECT TO THE DISCLOSURE REQUIREMENTS IN CANADA, SECURITYHOLDERS SHOULD BE AWARE THAT THESE REQUIREMENTS ARE DIFFERENT FROM THOSE OF THE UNITED STATES OF AMERICA AND OTHER NON-CANADIAN JURISDICTIONS. THE ENFORCEMENT BY SECURITYHOLDERS OF CIVIL LIABILITIES UNDER THE UNITED STATES FEDERAL SECURITIES LAWS, OR UNDER OTHER NON-CANADIAN LAWS, MAY BE ADVERSELY AFFECTED BY THE FACT THAT HOLLINGER INC. IS INCORPORATED UNDER THE LAWS OF CANADA, HOLLINGER INC.'S HEAD OFFICE IS LOCATED IN TORONTO, ONTARIO, CANADA AND THE MAJORITY OF ITS OFFICERS AND DIRECTORS ARE RESIDENT IN CANADA.

                                FEBRUARY 9, 2004

                               TABLE OF CONTENTS

DIRECTORS' CIRCULAR......................       1
HOLLINGER................................       1
  Overview...............................       1
  Capital Structure......................       1
  Senior Secured Notes...................       2
BACKGROUND TO THE OFFERS.................       2
  Matters Relating to the Announcement of
     the Offers..........................       2
  Investigation of Alternatives..........       4
THE INDEPENDENT COMMITTEE................       4
  Formation of the Independent
     Committee...........................       4
  Selection of Legal and Financial
     Advisors............................       4
  Selection of Second Financial
     Advisor.............................       5
  Actions of the Independent Committee...       5
  Fairness Opinions......................       6
RECOMMENDATIONS..........................       6
  Recommendations of the Independent
     Committee...........................       6
  Factors Considered in Making the
     Recommendations.....................       6
  Other Considerations...................       8
  Recommendations of the Board of
     Directors...........................       9
NOTICE TO SHAREHOLDERS WHO HAVE SUBMITTED
  SHARES FOR RETRACTION..................       9
DIRECTORS OF HOLLINGER...................      10
DIRECTORS AND SENIOR OFFICERS OF
  HOLLINGER AND OWNERSHIP OF
  SECURITIES.............................      10
PRINCIPAL HOLDERS OF SECURITIES..........      11
INTENTION WITH RESPECT TO THE OFFERS.....      11
TRADING IN SECURITIES OF HOLLINGER.......      12
ISSUANCES OF SECURITIES OF HOLLINGER.....      12
OWNERSHIP OF SECURITIES OF THE
  OFFERORS...............................      12
RELATIONSHIP BETWEEN THE OFFERORS AND THE
  DIRECTORS AND SENIOR OFFICERS OF
  HOLLINGER..............................      13
AGREEMENTS BETWEEN HOLLINGER AND ITS
  DIRECTORS AND SENIOR OFFICERS..........      13
  Directors Share Unit Plan..............      13
  Share Option Plan......................      13
  Indemnities............................      13
INTERESTS OF DIRECTORS AND SENIOR
  OFFICERS OF HOLLINGER IN MATERIAL
  CONTRACTS OF THE OFFERORS..............      14
MATERIAL CHANGES IN THE AFFAIRS OF
  HOLLINGER..............................      14
OTHER TRANSACTIONS.......................      18
OTHER INFORMATION........................      18
STATUTORY RIGHTS.........................      18
APPROVAL OF DIRECTORS' CIRCULAR..........      18
CONSENT OF WESTWIND PARTNERS INC. .......      19
CONSENT OF BLAIR FRANKLIN CAPITAL
  PARTNERS INC. .........................      19
CERTIFICATE..............................      20
APPENDIX A - FAIRNESS OPINION OF WESTWIND
  PARTNERS INC. .........................     A-1
APPENDIX B - FAIRNESS OPINION OF BLAIR
  FRANKLIN CAPITAL PARTNERS INC. ........     B-1

                                 HOLLINGER INC.

                              DIRECTORS' CIRCULAR

     This Directors' Circular is issued by the board of directors (the "BOARD OF DIRECTORS") of Hollinger Inc. ("HOLLINGER") in connection with the offers (each, an "OFFER" and, collectively, the "OFFERS") made by Press Acquisition Inc. (the "OFFEROR"), a wholly-owned subsidiary of Press Holdings International Limited ("PHIL", and together with the Offeror, the "OFFERORS"), as set forth in the Offerors' circular (the "OFFERING CIRCULAR") dated January 27, 2004 accompanying and forming part of the Offers. The Offers are to purchase all of the issued and outstanding retractable common shares (the "COMMON SHARES"), Exchangeable Non-Voting Preference Shares Series II (the "SERIES II PREFERENCE SHARES") and Retractable Non-Voting Preference Shares Series III (the "SERIES III PREFERENCE SHARES", and together with the Common Shares and Series II Preference Shares, the "SHARES") of Hollinger, including any such Shares that may become issued and outstanding on and following January 27, 2004 but prior to completion of the Offers, at a price of $8.44 per Common Share, $9.53 per Series II Preference Share and $10.175 per Series III Preference Share, payable in cash.

     The Offers expire at 8:00 a.m. (Eastern Standard Time) on March 3, 2004 unless extended or withdrawn (the "EXPIRY TIME"). The terms and conditions of the Offers, the method of acceptance of the Offers and other information relating to the Offers, the Offerors and Hollinger are set forth in the Offers, the Offering Circular and the Letter of Transmittal and the Notice of Guaranteed Delivery which accompany the Offers.

     The Offers are made only for the Shares and are not made for any securities of Hollinger convertible into or exercisable for Shares. Any holder of options (the "OPTIONS") to purchase or otherwise acquire authorized and unissued Shares who wishes to accept the Offers must exercise its Options in order to obtain certificates representing Shares and then deposit those Shares under the Offers prior to the Expiry Time.

     Information herein relating to the Offerors and the Offers (including, without limitation, substantially all of the information contained under "Background to the Offers -- Matters Relating to the Announcement of the Offers") has been taken or derived from the Offering Circular. The Board of Directors does not assume any responsibility for the accuracy, currency or completeness of such information.

     Unless otherwise specified, all references to currency in this Directors' Circular are to Canadian dollars.

                                   HOLLINGER

OVERVIEW

     Hollinger's principal asset is its approximately 72.6% voting and 30.3% equity interest in Hollinger International Inc. ("INTERNATIONAL"). International is a global newspaper publisher with English-language newspapers in the United States, Great Britain and Israel. Its assets include The Daily Telegraph, The Sunday Telegraph and The Spectator and Apollo magazines in Great Britain, the Chicago Sun-Times and a large number of community newspapers in the Chicago area, The Jerusalem Post and The International Jerusalem Post in Israel, a portfolio of new media investments and a variety of other assets.

     For detailed information concerning Hollinger and its business and financial affairs, reference is made to Hollinger's annual information form dated May 16, 2003, its management proxy circular dated May 16, 2003 in respect of the annual and special meeting of shareholders held on June 25, 2003, the material change reports dated May 23, 2003, June 12, 2003, November 27, 2003, January 19, 2004, January 23, 2004 and February 6, 2004, and the press releases and other public disclosure documents on the public file with the securities commissions and other similar regulatory authorities in Canada which can be accessed via the Internet at http://www.sedar.com.

CAPITAL STRUCTURE

     The authorized capital of Hollinger consists of an unlimited number of Common Shares, an unlimited number of Series II Preference Shares and an unlimited number of Series III Preference Shares. As of February 6, 2004, 34,972,479 Common Shares, 3,775,990 Series II Preference Shares and 9,271,175 Series III Preference Shares were issued and outstanding. The authorized capital of Hollinger also consists of an unlimited number of Series I Exchangeable Non-Voting Preference Shares of which no shares were outstanding as of February 6, 2004. Each of the Shares is retractable at the option of the holder. See "Notice to Shareholders who have Submitted Shares for Retraction". The outstanding Common Shares, Series II Preference Shares and Series III Preference Shares are listed on the Toronto Stock Exchange (the "TSX") under the symbols "HLG.C", "HLG.PR.B", and "HLG.PR.C", respectively. As of February 6, 2004, there were outstanding Options exercisable for an aggregate of 913,000 Common Shares at an exercise price of $13.72 per Common Share.

SENIOR SECURED NOTES

     Hollinger has outstanding US$120.0 million aggregate principal amount of 11 7/8% senior secured notes due 2011 (the "SENIOR SECURED NOTES"). The Senior Secured Notes are secured by a first priority lien on 10,108,302 shares of International's Class A common stock and 14,990,000 shares of International's Class B common stock owned directly and indirectly by Hollinger. Currently, of Hollinger's shares in International, 1,148,236 shares of Class A common stock are unencumbered. Under the terms of the Senior Secured Notes, Hollinger is subject to certain financial covenants and other restrictions.

     As part of the terms of the Senior Secured Notes, Hollinger was required to cause an exchange offer registration statement to be declared effective with the United States Securities and Exchange Commission (the "SEC") under the United States Securities Act of 1933, as amended, by November 4, 2003. Registration of the securities is not being sought until such time as Hollinger and the special committee of the board of directors of International have completed certain investigations and Hollinger's previously issued annual consolidated financial statements have been restated to reflect adjustments, if any, resulting from the investigations. See "Background to the Offers -- Matters Relating to the Announcement of the Offers" and "Material Changes in the Affairs of Hollinger". As a result of this registration default, the annual interest rate on the Senior Secured Notes increased by 0.5% per year from November 4, 2003. The additional interest amounted to US$1,644 per day for the first 90 days. The annual interest rate has increased by an additional 0.5% per year on February 2, 2004 resulting in a maximum additional interest rate of 1.0% per year over the 11 7/8% interest rate on the Senior Secured Notes until all registration defaults are cured, amounting to additional interest of US$3,288 per day. If and when Hollinger cures this registration default, the interest rate on the Senior Secured Notes will revert immediately to the original level.

     Certain agreements to which Hollinger and/or one or more of its subsidiaries are parties include "change in control" provisions. As a result of the execution of the Support Agreement, a change in control has occurred under the indenture governing the Senior Secured Notes (the "HOLLINGER NOTE INDENTURE"). Under a credit agreement with Hollinger International Publishing Inc. ("PUBLISHING") and other indirect subsidiaries of Hollinger, which provides for borrowings of up to US$310 million, if a change in control were to have occurred pursuant to the terms of such credit agreement, it would result in an event of default thereunder. If an event of default were to have occurred under the credit agreement, it could lead to an acceleration by the lenders under such agreement which, in turn, would lead to an event of default under the Hollinger
Note Indenture and an indenture governing US$300 million principal amount of 9% senior secured notes due 2010 issued by Publishing.

                            BACKGROUND TO THE OFFERS

MATTERS RELATING TO THE ANNOUNCEMENT OF THE OFFERS

     On May 23, 2003, Sir David Barclay, who together with his brother, Sir Frederick Barclay, controls PHIL, contacted Conrad M. Black, Lord Black of Crossharbour, PC (CAN), OC, KCSG ("LORD BLACK"), the Chairman and Chief Executive Officer of Hollinger and, through his direct and indirect interests in The Ravelston Corporation Limited ("RAVELSTON"), its majority shareholder. Sir David Barclay indicated his interest in a possible acquisition of Lord Black's interest in Hollinger. On May 29, 2003, Lord Black indicated to Sir David Barclay that Lord Black's interest in Hollinger was not for sale. However, on November 3, 2003, Lord Black indicated to Sir David Barclay that he was interested in exploring a possible disposal of his interest in Hollinger to Sir David Barclay. Following this contact, a number of discussions took place between Sir David Barclay and Lord Black to further explore the terms of a possible acquisition of Hollinger.

     On November 15, 2003, Lord Black executed a document titled "Restructuring Proposal" (the "RESTRUCTURING PROPOSAL") with James R. Thompson and Gordon Paris, the chairmen of the audit committee (the "AUDIT COMMITTEE") and special committee (the "SPECIAL COMMITTEE") of the board of directors of International, respectively, which were investigating certain payments that had been made by International to Lord Black and certain of his associates and affiliated companies. Section 7 of the Restructuring Proposal provides, among other things, that during the pendency of the engagement by the board of directors of International of Lazard LLC as financial advisor to pursue a range of alternative strategic transactions (the "STRATEGIC PROCESS"), in his capacity as the majority stockholder of Hollinger, Lord Black will not support a transaction involving ownership interests in Hollinger if such transaction would negatively affect International's ability to consummate a transaction resulting from the Strategic Process unless the Hollinger transaction is necessary to enable Hollinger to avoid a material default or insolvency. Subsequently, Sir David Barclay indicated to Lord Black that he did not intend to interfere with the Strategic Process.

     On December 18, 2003, Sir David Barclay sent a proposal to Lord Black. Such proposal contemplated, among other things, that any acquisition agreement would include an undertaking by PHIL not to take any actions that would cause Lord Black to breach Section 7 of the Restructuring Proposal. From December 18, 2003 to December 22, 2003, Sir David Barclay and Lord Black had numerous discussions to review the principal terms and conditions of the proposal. During the course of these discussions, Lord Black did not agree to, or execute any acceptance of, the proposal.

     On December 31, 2003, a draft of the tender and shareholder support and acquisition agreement (the "SUPPORT AGREEMENT") was delivered to Lord Black and his legal counsel. The parties and their counsel spent the following 18 days negotiating the terms and conditions of the Support Agreement.

     On January 4, 2004, Lord Black advised PHIL that the standstill arrangement that he had entered into with International had been extended to prevent him from entering into an agreement with respect to a transaction involving the Shares owned directly and indirectly by Lord Black (the "LORD BLACK SHARES") and Ravelston (the "RAVELSTON SHARES") prior to January 18, 2004.

     On January 13, 2004, Lord Black advised Sir David Barclay that Lord Black had offered the Chairman of, and the counsel to, the Special Committee a right for International to match any bona fide offer for the Lord Black Shares and the Ravelston Shares.

     On January 14, 2004, PHIL, Ravelston and Hollinger entered into a confidentiality agreement pursuant to which Ravelston and Hollinger agreed to make available to PHIL certain confidential information in respect of Hollinger. During the following days, PHIL and its counsel commenced a due diligence investigation of Hollinger, and PHIL, Ravelston and Lord Black and their respective legal counsel continued to negotiate the terms and conditions of a proposed Support Agreement and related documents.

     On January 16, 2004, Lord Black reported to Sir David Barclay that the offer of a right for International to match any bona fide offer for the Lord Black Shares and the Ravelston Shares that had been extended to the Chairman of, and counsel to, the Special Committee had been effectively declined.

     On January 17, 2004, Lord Black advised PHIL that he had, on that day, delivered a written notice to the International board of directors informing them of his intention to enter into the proposed transaction with the Offerors. Following delivery of the notice on January 17, 2004, the parties continued their negotiations in respect of the Support Agreement.

     On January 18, 2004, PHIL, Ravelston and Lord Black entered into the Support Agreement. The Support Agreement has been summarized by the Offerors under the heading "Agreements Relating to the Offers -- Support Agreement" in the Offering Circular and is available as an exhibit to Schedule 13D/A, Amendment 15, with respect to International, filed by Lord Black, Ravelston and Hollinger on January 20, 2004 under the United States Securities Exchange Act of 1934, as amended, on the site maintained by the SEC on the Internet at http://www.sec.gov. Promptly following the execution of the Support Agreement, PHIL sent a letter to each member of the board of directors of International:
(i) discussing the benefits to International and its stockholders of the proposed transaction with PHIL, including the Offers; (ii) requesting an opportunity to meet with the International board of directors to discuss the transaction; and (iii) noting PHIL's intention not to interfere with the Strategic Process or the investigation by the Special Committee of certain allegations regarding related party transactions involving Lord Black and certain of his associates and affiliated companies. A press release of PHIL announcing the signing of the Support Agreement and containing the text of the letter to the International board of directors was issued later that day.

     On January 27, 2004, the Offerors mailed the Offers and the Offering Circular to all holders of the Shares (the "SHAREHOLDERS") and Options. Subsequent to the mailing of the Offering Circular, pursuant to the provisions of the Support Agreement, each of Lord Black and Ravelston deposited or caused to be deposited under the Offers all of the Lord Black Shares and the Ravelston Shares, respectively.

     See "Material Changes in the Affairs of Hollinger" for a description of certain other developments in respect of the Offers.

INVESTIGATION OF ALTERNATIVES

     On July 25, 2003, Westwind Partners Inc. ("WESTWIND") was engaged by Hollinger to act as its financial advisor in connection with raising equity capital and/or bridge financing, the proceeds of which were to be used to refinance all or a portion of the Series III Preference Shares and/or a portion of the Senior Secured Notes and for working capital purposes (the "PROPOSED FINANCING").

     Shortly after the engagement began, Westwind canvassed approximately 40 potential North American and European media investors to gauge interest in Hollinger. By the beginning of September 2003, Westwind had narrowed this group down to approximately 10 prospective investors and received initial term sheets in respect of the Proposed Financing from a number of these parties. In due course, three investors were chosen to conduct detailed due diligence on Hollinger and its subsidiaries. On October 3, 2003, Hollinger executed a term sheet with one such investor subject to, among other things, accounting and legal due diligence. In late October 2003, this investor terminated negotiations with Hollinger.

     From late October 2003 to January 16, 2004, Westwind continued to canvass other potential investors with respect to the Proposed Financing. In addition, during such time, Westwind's engagement was broadened to include the possible direct or indirect acquisition of, or merger with, Hollinger by a third party through the sale of a substantial part of the shares, business or assets of Hollinger. Westwind contacted or was contacted by a large number of interested parties over the following months. By January 16, 2004, Westwind had received approximately five indicative term sheets from various international strategic and financial parties. In none of the transactions contemplated by such terms sheets was the consideration per Share competitive with the consideration ultimately provided for in the Offers.

                           THE INDEPENDENT COMMITTEE

FORMATION OF THE INDEPENDENT COMMITTEE

     The Board of Directors met on January 22, 2004. At the meeting, the Board of Directors concluded that it would be appropriate to appoint a committee comprised of directors independent from the management of Hollinger and of Ravelston and Lord Black (the "INDEPENDENT COMMITTEE") to conduct a thorough review of the Offers and to make recommendations to the Board of Directors in respect thereof in order to permit the Board of Directors to make a recommendation with respect to the Offers as required under applicable Canadian securities legislation.

     The Board of Directors appointed Gordon W. Walker, QC (Chairman) and Richard Rohmer, OC, QC as members of the Independent Committee. The members of the Independent Committee do not hold any securities of Hollinger, the Offerors or any affiliates thereof (including, in particular, Ravelston). See "Directors and Senior Officers of Hollinger and Ownership of Securities".

     The Independent Committee was empowered to establish rules and procedures relating to the conduct of its business. The Independent Committee was also empowered to retain such legal counsel, financial advisors or other professional advisors, at the expense of Hollinger, as it deemed appropriate to assist it in performing its mandate on such terms and conditions as the Independent Committee deemed appropriate.

SELECTION OF LEGAL AND FINANCIAL ADVISORS

     On January 27, 2004, the Independent Committee retained Aird & Berlis LLP as its legal advisors and met to consider the issue of retaining financial advisors to the Independent Committee. The Independent Committee interviewed Westwind, having been provided by Westwind with various background materials regarding their credentials prior to the meeting. Representatives of Westwind outlined their considerable experience and financial expertise. Westwind disclosed its relationship with Hollinger as a financial advisor commencing in the summer of 2003. See "Background to the Offers -- Investigation of Alternatives". Westwind also advised that, under the engagement agreement entered into in connection with its retainer as a financial advisor to Hollinger, it would be entitled to a fee in connection with the completion of certain transactions involving Hollinger, including the Offers.

     The Independent Committee determined that in light of the limited time available to the Independent Committee to make its determination and Westwind's significant knowledge of the business and financial affairs of Hollinger, the assistance of Westwind would be valuable. Accordingly, the Independent Committee retained Westwind as its financial advisor to prepare and deliver an opinion (the "WESTWIND OPINION") as to the fairness, from a financial point of view, of the consideration provided in the Offers to the Shareholders of Hollinger other than Ravelston, 509645 N.B. Inc., 509646 N.B. Inc., 509647 N.B. Inc., Lord Black and their respective subsidiaries and associates (collectively, the

"MINORITY HOLDERS") and otherwise provide financial and capital markets advice to the Independent Committee. The Independent Committee also discussed with its counsel and Westwind the advisability of retaining a second advisor with no prior involvement with Hollinger and with no financial interest in the outcome of any transaction involving Hollinger to assist the Independent Committee in its deliberations. The Independent Committee determined that it would retain a second financial advisor.

SELECTION OF SECOND FINANCIAL ADVISOR

     On January 28, 2004, the Independent Committee met to interview additional potential financial advisors. Following these interviews and review of credentials and proposed terms of engagement of four candidates, the Independent Committee retained the services of Blair Franklin Capital Partners Inc. ("BLAIR FRANKLIN", and together with Westwind, the "FINANCIAL ADVISORS") to provide a second opinion (the "BLAIR FRANKLIN OPINION" and, together with the Westwind Opinion, the "FAIRNESS OPINIONS") as to the fairness, from a financial point of view, of the consideration provided in the Offers to the Minority Holders and otherwise provide financial and capital markets advice to the Independent Committee. The management of Blair Franklin consists of several experienced investment bankers, all of whom were dedicated to the retainer. Blair Franklin's senior management confirmed to the Independent Committee that Blair Franklin had no prior or existing relationships with Hollinger, the Offerors or any of their affiliates.

ACTIONS OF THE INDEPENDENT COMMITTEE

     On January 29, 2004, the Independent Committee had meetings with its legal counsel and the Financial Advisors and thereafter all such persons had meetings with certain senior members of management of Hollinger to conduct oral due diligence regarding the business and affairs of Hollinger and, to the extent information was available, its subsidiaries, including International and its subsidiaries.

     On January 30, 2004, the Independent Committee and its legal counsel, together with the Financial Advisors, met with special litigation counsel to Hollinger. The Independent Committee and its advisors were orally apprised of the status of litigation in which Hollinger was involved at that date. The Independent Committee reconvened later that day with its legal counsel and commenced a detailed review of the terms of the Offers. As a result of an order to produce documents issued by the Delaware Chancery Court in connection with the litigation initiated against Hollinger by International, the Independent Committee was also required to consider a request from Hollinger's litigation counsel to produce documents in the possession and control of the Independent Committee relating to the Independent Committee's mandate and its deliberations. See "Material Changes in the Affairs of Hollinger". After considering the request and taking advice from its legal advisors, the Independent Committee determined that fulfilling the request did not impair the ability of the Independent Committee to act independently and that it was in the best interests of Hollinger to do so.

     On January 31, 2004, the Independent Committee met with the Financial Advisors to receive a preliminary presentation by Westwind as to the status of their work on the Westwind Opinion and the methodology and relevant analysis which it intended to apply in reaching its conclusions in the Westwind Opinion.

     Also on January 31, 2004, the Independent Committee's legal advisors sent a letter on behalf of the Independent Committee and the Financial Advisors to senior management of International requesting meetings with: (i) certain members of International's management; (ii) members of the Special Committee; and (iii) International's financial advisors, as well as requesting the provision of certain information, including an update on the Strategic Process. On February 6, 2004, counsel for International advised counsel to the Independent Committee in writing that International would not accede to the requests.

     Also on January 31, 2004, the Independent Committee's legal advisors sent a letter on behalf of the Independent Committee and the Financial Advisors to senior management of Ravelston requesting a meeting with representatives of Ravelston, as well as requesting the provision of certain information. As a result of such letter, a meeting with a senior officer of Ravelston took place on February 3, 2004.

     On February 2, 2004, the Independent Committee met with the Financial Advisors to receive a preliminary presentation by Blair Franklin as to the methodology and relevant analysis which it intended to apply in reaching its conclusions in the Blair Franklin Opinion. Later in the day, the Independent Committee met with the Financial Advisors to receive a further presentation by Westwind as to its preliminary conclusions in connection with the Westwind Opinion.

     Also on February 2, 2004, the Independent Committee's legal advisors sent a letter on behalf of the Independent Committee and the Financial Advisors to legal counsel for the Offerors requesting meetings with: (i) a senior officer of PHIL; and (ii) PHIL's financial advisors in respect of the Offers. As a result of such letter, a conference call with PHIL's financial and legal advisors took place on February 4, 2004.

     On February 4, 2004, the Independent Committee again met with the Financial Advisors to discuss in further detail the conclusions which each expected to reach in their respective Fairness Opinions.

     Also on February 4, 2004, the Independent Committee's legal advisors sent a letter on behalf of the Independent Committee and the Financial Advisors to KPMG LLP, Hollinger's former auditors, requesting a meeting with representatives of KPMG LLP to discuss certain financial information relating to Hollinger and its subsidiaries. As of February 9, 2004, KPMG LLP is considering the request.

     On February 5, 2004, the Independent Committee met separately with each of Westwind and Blair Franklin to receive their presentations of their respective Fairness Opinions. The Financial Advisors provided the Independent Committee with their respective opinions, based upon and subject to the assumptions and limitations set forth in their respective Fairness Opinions.

FAIRNESS OPINIONS

     The full text of the Fairness Opinions, setting forth the assumptions made, matters considered and limitations on the reviews undertaken in connection with the Fairness Opinions, are attached as Appendices A and B to this Directors' Circular. The Fairness Opinions are not a recommendation as to whether or not Shareholders should tender their Shares in connection with the Offers. SHAREHOLDERS ARE URGED TO REVIEW AND CONSIDER THE FAIRNESS OPINIONS IN THEIR ENTIRETY.

     Each of the Financial Advisors will receive a fee for its services as one of the Independent Committee's financial advisors. These fees are not conditional on the completion of the Offers or any other transaction involving Hollinger. In addition, pursuant to a separate agreement in connection with the engagement described under "Background to the Offers -- Investigation of Alternatives", Westwind will receive a fee in connection with the completion of the Offers, certain other transactions involving Hollinger or in certain other circumstances.

                                RECOMMENDATIONS

RECOMMENDATIONS OF THE INDEPENDENT COMMITTEE

     At a meeting of the Independent Committee held on February 5, 2004, after considering the terms of the Offers, the Support Agreement, the Fairness Opinions, the advice of its legal and financial advisors and various additional matters, including the matters discussed below under "Factors Considered in Making the Recommendations", the Independent Committee unanimously concluded that it would make the following recommendations to the Board of Directors:

     (i) in respect of the Offer for the Common Shares, that holders of such shares accept the Offer and tender their Common Shares to the Offer;

     (ii) in respect of the Offer for the Series III Preference Shares, that holders of such shares accept the Offer and tender their Series III Preference Shares to the Offer;

     (iii) in respect of the Offer for the Series II Preference Shares, the Independent Committee makes no recommendation to the holders of such shares as to whether to accept or reject the Offer but does recommend that holders of Series II Preference Shares continue to monitor the trading price of the shares of Class A common stock of International as well as any ability to exercise retraction rights for such shares and seek advice from their respective investment dealer, stockbroker, lawyer or other professional advisor. See items 3 and 4 under "Factors Considered in Making the Recommendations".

FACTORS CONSIDERED IN MAKING THE RECOMMENDATIONS

     The Independent Committee carefully considered the Offers and the Support Agreement and has received the benefit of advice from its financial and legal advisors. In unanimously concluding in respect of its recommendations to the Board of Directors, the Independent Committee identified a number of factors as being relevant, including the following:

     1. Subject to the assumptions, matters and limitations set forth in the Fairness Opinions, the Fairness Opinions confirmed that the consideration to be received under the Offers is fair, from a financial point of view, to the Minority Holders of the Common Shares and Series III Preference Shares.

     2. The cash purchase prices under the Offers of $8.44 per Common Share and $10.175 per Series III Preference Share, represent premiums of approximately 124% and 29%, respectively, to the weighted average closing market prices of such Shares on the TSX of $3.77 and $7.87, respectively, over the 10 trading days prior to the announcement of the execution of the Support Agreement relating to the Offers and premiums of approximately 116% and 28%, respectively, to the closing market prices of such Shares on the TSX of $3.90 and $7.98, respectively, on January 16, 2004, being the last day on which the Shares traded prior to the announcement of the execution of the Support Agreement.

     3. While the cash purchase price under the Offer of $9.53 per Series II Preference Share represents a premium of 57% to the weighted average closing market prices of such Shares on the TSX of $6.07 over the 10 trading days prior to the announcement of the execution of the Support Agreement relating to the Offers and a premium of 49% to the closing market price of such Shares on the TSX of $6.40 on January 16, 2004, being the last day on which the Series II Preference Shares traded prior to the announcement of the execution of the Support Agreement, the Financial Advisors concluded that, based on the February 5, 2004 closing market price of the shares of Class A common stock of International, the consideration offered to the holders of Series II Preference Shares was inadequate due, to a significant extent, to the rise in price of the shares of Class A common stock of International since the date of the Offering Circular. The Series II Preference Shares are retractable at the option of the holder into a fixed number of Hollinger's shares of Class A common stock of International or, at Hollinger's option, cash of an equivalent value. See "Notice to Shareholders who have Submitted Shares for Retraction".

     4. As at the date of this Directors' Circular, it is impossible to confirm whether the price offered to the holders of Series II Preference Shares under the Offer is less than or exceeds the retraction price that may be available to holders of such Shares on the date that the Offerors take up and pay for the Shares because the retraction price is derived from the market value of the shares of Class A common stock of International on the trading day immediately prior to the effective date of retraction of the Series II Preference Shares and therefore will vary daily with the trading price of those shares and with the Canada/United States currency exchange rate. Thus, the determination as to whether the consideration offered to the holders of Series II Preference Shares is adequate or inadequate may also vary daily. The Independent Committee has been advised by its Financial Advisors that it is reasonable to assume that the Offerors will restore Hollinger to a position of liquidity that would enable Hollinger to recommence retractions of Series II Preference Shares following completion of the Offers; however there can be no assurance in this regard.

     5. The Independent Committee considered the terms of the Support Agreement and the fact that Ravelston and Lord Black have irrevocably agreed to tender the Lord Black Shares and the Ravelston Shares owned directly and indirectly by them to the Offers and the fact that certain other persons have agreed to tender their Shares to the Offers as described under "Intention with Respect to the Offers" in this Directors' Circular.

     6. The rules and regulations of the TSX establish certain criteria which, if not met, could lead to the Shares no longer being eligible to trade on such exchange and this could, in turn, adversely affect the market or result in a lack of an established market for the Shares. Among such criteria are the number of holders of Shares, the number of Shares publicly held and the aggregate market value of Shares publicly held.

     7. The Offers represent an opportunity for Shareholders to dispose of all of their Shares for a cash consideration that, in the absence of the Offers, might not otherwise be available.

     8. The Independent Committee also examined whether it should consider other alternatives to enhance value to Shareholders. The Independent Committee sought and received advice from its legal counsel and the Financial Advisors in this regard from a legal and practical perspective. The Independent Committee was of the view that the fact that Ravelston and Lord Black have irrevocably agreed to tender the Lord Black Shares and the Ravelston Shares, respectively, to the Offers, taken together with the current litigious relationship between Hollinger and International, made the alternatives available to them very limited. The Independent Committee also received advice from Westwind, based on its role as financial advisor to Hollinger in connection with the matters contemplated under "Background to the Offers -- Investigation of Alternatives", and considered the probable financial condition of Hollinger if the Offers were not completed in accordance with their terms.

     9. As a result of Hollinger's current financial condition, the members of the Independent Committee were uncertain that Hollinger would be able to meet certain of its covenants under the Senior Secured Notes, including: (a) the obligation of Hollinger to make an interest payment in the approximate amount of US$7.4 million, which is due on March 1, 2004; and (b) the requirement that Hollinger receive specified payments under its support and contribution arrangements with a subsidiary of Ravelston. The members of the Independent Committee noted that if Hollinger were to be in breach of these provisions, the Senior Secured Notes may become due and payable in full and the holders of such notes would have legal remedies available to them. See "Hollinger -- Senior Secured Notes".

     The foregoing list of factors considered by the Independent Committee is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Offers, the Independent Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its respective determinations. In addition, individual members of the Independent Committee may have given different weight to different factors. The Independent Committee recognized that, while the consummation of the Offers gives the Shareholders the opportunity to realize a premium over the prices at which the Shares were traded prior to the public announcement of the Offers, accepting the Offers will eliminate a Shareholder's ability to participate in the possible future growth and profits of Hollinger.

OTHER CONSIDERATIONS

     As a result of the inability of the Independent Committee or the Financial Advisors to gain access to the management of International or its financial advisors, the Financial Advisors relied upon public information regarding International for purposes of the Fairness Opinions, and the recommendations of the Independent Committee are subject to the fact that such recommendations do not reflect various future events which may occur in respect of the business, affairs and operations of International and its subsidiaries, including, among other things: (a) any recent and planned developments in such business, affairs and operations or any other material facts or material changes in respect thereof that are not yet publicly announced; (b) the prospects for growth and profitability of International and its subsidiaries; (c) the effect, if any, of any potential restatement of the financial statements of International; and (d) the effect of any potential divestiture of assets by International.

     In the view of the Independent Committee, other aspects of uncertainty which exist at the current time which would have a direct impact on the value of the Shares arise from matters which are currently the subject of litigation between International and Hollinger, including: (a) the uncertainty of quantifying claims by International for repayment of certain sums paid to Hollinger by International; (b) the uncertainty of the result of a request by International for a declaratory judgment by the Delaware Chancery Court (and the uncertainty of the timing of any final judgment) that upon completion of the Offers, the super voting shares of Class B common stock of International held by Hollinger would automatically be converted into shares of Class A common stock of International (thereby reducing the voting power of such shares to approximately 30.3% of the voting power of International); (c) the uncertainty of the result of a request by Hollinger for a declaratory judgment by the Delaware Chancery Court (and the uncertainty of the timing of any final judgment) as to the invalidity of the enactment of a shareholder rights plan by International on January 26, 2004; and (d) press reports and regulatory filings suggesting that representatives of PHIL have had discussions with representatives of International with respect to the acquisition by PHIL (or an affiliate) of International. As at the date of this Directors' Circular, whether any such acquisition proposal would be made or completed and, if so, when, at what price and on what terms and conditions is speculative and uncertain.

     The Independent Committee also considered that if the statutory right of acquisition pursuant to section 206 of the Canada Business Corporations Act (the "CBCA") is available and exercised by the Offerors or if any subsequent acquisition transaction is undertaken as described in the Offering Circular, Shareholders who believe that their Shares have a fair value greater than the Offer prices will be entitled, upon compliance with certain conditions, to dissent from the statutory acquisition or the subsequent acquisition transaction and be entitled to be paid the fair value of their Shares in accordance with the provisions of the CBCA.

     For the purposes of their deliberations, the Independent Committee has assumed the completeness and accuracy of all information publicly filed with securities regulators in respect of International and its subsidiaries and in respect of the Offers.

     Press reports have indicated that the Ontario Securities Commission (the "OSC") is reviewing the Offers to determine whether certain transactions contemplated by the Support Agreement favour Ravelston and Lord Black over minority shareholders of Hollinger by allegedly providing a "collateral benefit". If the OSC were to determine that the applicable provisions of the Support Agreement constitute a collateral benefit to Ravelston or Lord Black that has the effect of increasing the value of the consideration to be paid to either of such Shareholders under the Offers, then unless, upon application, the OSC grants discretionary relief in respect of the collateral benefit, the provision of the collateral benefit would constitute a violation of applicable securities laws and may have the effect of hindering the Offers from proceeding on the terms set forth in the Offering Circular, or at all. As of February 6, 2004, no public announcement has been made by the OSC with regard to this matter. The Independent Committee has assumed that, should there be no pronouncement by any of the Canadian securities regulators in respect of such matter prior to the completion of the Offers, such regulators will have concluded that there is either no collateral benefit or any such benefit is a permissible collateral benefit.

     The Independent Committee also advises that Shareholders should:

          (a) monitor the trading prices of the Shares between the date hereof and the expiry time of the Offers;

          (b) monitor the financial press for any announcements which may suggest that the underlying value of the Series II Preference Shares may change as a result of changes in the market price of the shares of Class A common stock of International; and

          (c) carefully review the information contained in the Offering Circular, including the detailed terms and conditions of the Offers, as well as the information contained in this Directors' Circular.

     The Independent Committee is of the view that Shareholders should come to their own decision as to whether to accept or reject the Offers. Shareholders who are in doubt as to how to respond to the Offers should consult their investment dealer, stockbroker, lawyer or other professional advisor. Shareholders are advised that acceptance of the Offers may have tax consequences and Shareholders should consult their professional tax advisors.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

     On February 6, 2004, the Board of Directors met to receive the reports of Westwind and Blair Franklin and the report and recommendations of the Independent Committee. The Board of Directors considered the Fairness Opinions and the report and recommendations of the Independent Committee and (Lord Black, Barbara Amiel Black, Peter G. White, F. David Radler and J.A. Boultbee abstaining in light of their respective indirect interests in Ravelston) endorsed the recommendations of the Independent Committee.

                        NOTICE TO SHAREHOLDERS WHO HAVE
                        SUBMITTED SHARES FOR RETRACTION

     Each of the Shares is retractable at the option of the holder. The Common Shares are retractable at any time at the option of the holder at their retraction price (which is fixed from time to time) in exchange for shares of Class A common stock of International of equivalent value or, at Hollinger's option, cash of equivalent value. On retraction, the Series II Preference Shares are exchangeable into a fixed number of Hollinger's shares of Class A common stock of International or, at Hollinger's option, cash of equivalent value. The Series III Preference Shares are currently retractable at the option of the holder for a cash payment of $9.50 per share plus any accrued and unpaid dividends and provide for redemption on April 30, 2004 at $10.00 per share plus any accrued and unpaid dividends. On May 20, 2003, Hollinger announced that retractions of Shares submitted on or after May 1, 2003 were suspended until further notice due to liquidity concerns. After the termination of such suspension, future retractions of Series II Preference Shares and Series III Preference Shares will be processed on a combined basis in order determined by their retraction date (with equal ranking of the series) in priority to retractions of Common Shares (the "RETRACTION QUEUE"). Accordingly, retractions of Common Shares will not be completed as long as there are pending and unsatisfied retractions of Series II Preference Shares and Series III Preference Shares. In addition, on January 19, 2004, the Board of Directors elected not to declare a quarterly cash dividend on the Series III Preference Shares which would have been payable on February 6, 2004. See "Material Changes in the Affairs of Hollinger".

     As at February 5, 2004, Shareholders had submitted an aggregate of 3,201 Common Shares, 5,107 Series II Preference Shares and 516,468 Series III Preference Shares for retraction. Shareholders are entitled to withdraw all or any part of the Shares surrendered for retraction at any time. IN ORDER TO TENDER THEIR SHARES TO THE OFFERS, SHAREHOLDERS WHO HAVE SUBMITTED SHARES FOR RETRACTION MUST WITHDRAW THEIR RETRACTION REQUEST BY GIVING NOTICE TO HOLLINGER'S REGISTRAR AND TRANSFER AGENT, COMPUTERSHARE TRUST COMPANY OF CANADA. IN ORDER TO EXERCISE THE WITHDRAWAL RIGHTS, SHAREHOLDERS SHOULD CONTACT THE COMPUTERSHARE CALL CENTRE -- SHAREHOLDER SERVICES AT 1-800-564-6253. SHAREHOLDERS WHO DULY WITHDRAW THEIR RETRACTION NOTICE WILL BE FORWARDED THE CERTIFICATES REPRESENTING THEIR SHARES WHICH THEY THEN CAN DEPOSIT UNDER THE OFFERS. SHAREHOLDERS WHO DO NOT WITHDRAW THEIR RETRACTION NOTICE WILL REMAIN AS SHAREHOLDERS UNTIL SUCH TIME AS RETRACTIONS ARE ABLE TO BE COMPLETED UNDER APPLICABLE LAW AND THEN, ONLY IN ACCORDANCE WITH THE RETRACTION QUEUE. IN THE EVENT THAT A SHAREHOLDER WITHDRAWS ITS RETRACTION NOTICE AND FAILS TO DEPOSIT ITS SHARES UNDER THE OFFERS OR IF THE OFFEROR FAILS TO TAKE UP THE SHARES PURSUANT TO THE OFFERS, SUCH SHARES MUST BE RESUBMITTED FOR RETRACTION AND WILL LOSE THEIR PRIOR PLACING IN THE RETRACTION QUEUE.

                             DIRECTORS OF HOLLINGER

     The following are the current directors of Hollinger: Lord Black, Barbara Amiel Black, J.A. Boultbee, F. David Radler, Peter G. White, Gordon W. Walker, QC and Richard Rohmer, OC, QC.

                   DIRECTORS AND SENIOR OFFICERS OF HOLLINGER
                          AND OWNERSHIP OF SECURITIES

     The following table sets out the names and positions with Hollinger of each director and senior officer of Hollinger and the number and percentage of outstanding Shares, Options and the principal amount and percentage of outstanding Senior Secured Notes beneficially owned, directly or indirectly, or over which control or direction is exercised by each such person and, where known after reasonable inquiry, by their respective associates.

                                                                                                  PRINCIPAL
                                                      NUMBER         NUMBER                        AMOUNT
                                        NUMBER       AND % OF       AND % OF                      AND % OF
                                       AND % OF     SERIES II      SERIES III       NUMBER         SENIOR
                                        COMMON      PREFERENCE     PREFERENCE      AND % OF        SECURED
NAME AND POSITIONS(S) (1)               SHARES        SHARES         SHARES       OPTIONS (5)       NOTES
-------------------------              --------     ----------     ----------     -----------     ---------
LORD BLACK (2).......................    15,565(3)  1,611,039(6)         --         250,000          --
Director, Chairman and                  (0.05%)      (42.67%)                      (27.38%)
Chief Executive Officer
F. DAVID RADLER (2)..................    30,122(3)    577,720(6)    229,980         230,000          --
Director, Deputy Chairman,              (0.09%)      (15.30%)       (2.48%)        (25.19%)
President and Co-Chief Operating
  Officer
BARBARA AMIEL BLACK (2),(4)..........     1,752            --            --              --          --
Director                                (0.01%)
J.A. BOULTBEE (2)....................     1,094            --            --          95,000          --
Director and Executive Vice-President  (0.003%)                                    (10.41%)
PETER G. WHITE (2)...................        --            --            --          50,000          --
Director, Co-Chief Operating Officer                                                (5.48%)
and Secretary
GORDON W. WALKER, QC.................        --            --            --              --          --
Director
RICHARD ROHMER, OC, QC...............        --            --            --              --          --
Director
FREDERICK A. CREASEY.................        --            --         1,500          20,000          --
Vice-President and                                                  (0.02%)         (2.19%)
Chief Financial Officer

---------------

(1) The information as to the Shares and Senior Secured Notes beneficially owned, directly or indirectly, or over which control or direction is exercised, not being within the knowledge of Hollinger, has been furnished by the respective directors and senior officers.

(2) Lord Black, Barbara Amiel Black and Messrs. Radler, Boultbee and White are indirect shareholders and/or officers and directors of Ravelston. Lord Black indirectly controls Ravelston and therefore beneficially owns or exercises control or direction over Ravelston's direct and indirect holdings of 78.24% of the outstanding Common Shares and 1.77% of the outstanding Series II Preference Shares. See "Principal Holders of Securities".

(3) The number of Common Shares credited to the director's account as of February 9, 2004 pursuant to the Hollinger Directors Share Unit Plan. The Directors Share Unit Plan provides that in the event that a transaction such as the Offers is completed, the Directors Share Unit Plan shall immediately terminate and all payments owing to a director thereunder will be made forthwith in cash, net of applicable withholding tax, based on the greater of: (a) the price offered for the Common Shares under the Offers; and (b) the market value of the Common Shares on the day of the completion of the Offers. See "Agreements between Hollinger and its Directors and Senior Officers -- Directors Share Unit Plan".

(4)  Mrs. Barbara Amiel Black is the wife of Lord Black.

(5) Options to purchase Common Shares issued pursuant to the Amended and Restated Executive Share Option Plan of Hollinger. The exercise price of all of these Options is $13.72 per Common Share. See "Agreements between Hollinger and its Directors and Senior Officers -- Share Option Plan".

(6) 735,280 Series II Preference Shares owned by Lord Black and 577,720 Series II Preference Shares owned by F. David Radler were pledged prior to the date of the Offers as security for loans made to Lord Black and F. David Radler, respectively, by Domgroup Ltd., a wholly-owned indirect subsidiary of Hollinger. Such Shares have been tendered to the Offers and such loans will be repaid upon such Shares being taken up and paid for under the Offers.

                        PRINCIPAL HOLDERS OF SECURITIES

     No person or company is acting jointly or in concert with Hollinger. To the knowledge of the directors and senior officers of Hollinger, based solely on information disclosed in reports filed with securities regulatory authorities, no person or company beneficially owns or exercises control or direction over in excess of 10% of the Common Shares, the Series II Preference Shares or the Series III Preference Shares other than as set forth below:

                                                                   SERIES II            SERIES III
                                           COMMON SHARES       PREFERENCE SHARES     PREFERENCE SHARES
                                        -------------------    ------------------    -----------------
NAME                                      NUMBER        %       NUMBER        %       NUMBER       %
----                                    ----------    -----    ---------    -----    --------    -----
Ravelston (1).........................  27,363,170    78.24       66,963     1.77         --       --
Lord Black (1)........................      15,565(2)  0.05    1,611,039(3) 42.67         --       --
F. David Radler.......................      30,122(2)  0.09      577,720(3) 15.30    229,980     2.48

---------------

(1) Lord Black indirectly controls Ravelston and therefore beneficially owns or exercises control or direction over 78.24% of the outstanding Common Shares and 1.77% of the outstanding Series II Preference Shares.

(2) The number of Common Shares credited to the director's account as of February 9, 2004 pursuant to the Hollinger Directors Share Unit Plan. The Directors Share Unit Plan provides that in the event that a transaction such as the Offers is completed, the Directors Share Unit Plan shall immediately terminate and all payments owing to a director thereunder will be made forthwith in cash, net of applicable withholding tax, based on the greater of: (a) the price offered for the Common Shares under the Offers; and (b) the market value of the Common Shares on the day of the completion of the Offers. See "Agreements between Hollinger and its Directors and Senior Officers -- Directors Share Unit Plan".

(3) 735,280 Series II Preference Shares owned by Lord Black and 577,720 Series II Preference Shares owned by F. David Radler were pledged prior to the date of the Offers as security for loans made to Lord Black and F. David Radler, respectively, by Domgroup Ltd., a wholly-owned indirect subsidiary of Hollinger. Such Shares have been tendered to the Offer and such loans will be repaid upon such Shares being taken up and paid for under the Offers.

                      INTENTION WITH RESPECT TO THE OFFERS

     Each of the directors and senior officers of Hollinger has indicated that, as at the date hereof, he or she has accepted or intends to accept the Offers with respect to Shares currently held of record or beneficially owned by him or her or over which control or direction is exercised. None of the Options held by directors and senior officers of Hollinger is expected to be exercised as the exercise price of all such Options is in excess of the price per Common Share under the Offers. Pursuant to the terms of the Support Agreement, Lord Black agreed not to exercise any of his Options and to surrender such Options to Hollinger for termination upon completion of the Offers. In addition, Ravelston and Lord Black agreed in the Support Agreement to use their reasonable respective best efforts to ensure that the directors, officers and employees of Hollinger do not exercise, and at the completion of the Offers surrender to Hollinger for termination, all Options that are "out-of-the-money" as compared to the Offer price for the Common Shares. The directors and senior officers of Hollinger have also indicated that, to their knowledge, after reasonable inquiry, as at the date hereof, the Shares held by their associates have been or will be tendered to the Offers. As described under "Background to the Offers -- Matters Relating to the Announcement of the Offers", Ravelston and Lord Black have deposited all of the Shares which they own, directly and indirectly, under the Offers. Ravelston and Lord Black hold, directly or indirectly, an aggregate of 27,363,170 Common Shares, representing approximately

78.24% of the issued and outstanding Common Shares, and 1,678,002 Series II Preference Shares, representing approximately 44.44% of the issued and outstanding Series II Preference Shares. Hollinger has no knowledge as to the intention of any other Shareholders to accept or reject the Offers.

                       TRADING IN SECURITIES OF HOLLINGER

     During the six-month period preceding the date of this Directors' Circular, neither Hollinger, nor the directors or senior officers of Hollinger nor, to the knowledge of the directors and senior officers of Hollinger, after reasonable inquiry, their respective associates, nor any person or company holding more than 10% of any class of equity securities of Hollinger and any person or company acting jointly or in concert with Hollinger, traded any Shares or Senior Secured Notes.

                      ISSUANCES OF SECURITIES OF HOLLINGER

     No Shares or securities convertible into Shares have been issued, directly or indirectly, to the directors or senior officers of Hollinger during the two-year period preceding the date of this Directors' Circular, except for Common Shares issued pursuant to stock dividends of Hollinger as follows:

NAME                                NATURE OF TRADE          DATE OF TRADE       NUMBER OF COMMON SHARES
----                                ---------------        ------------------    -----------------------
Barbara Amiel Black...............  Stock Dividend(1)      September 10, 2003                 54
                                    Stock Dividend(2)      June 10, 2003                      48
                                    Stock Dividend(3)      March 10, 2003                     29
                                    Stock Dividend(4)      December 10, 2002                  21
J.A. Boultbee.....................  Stock Dividend(1)      September 10, 2003                 33
                                    Stock Dividend(2)      June 10, 2003                      30
                                    Stock Dividend(3)      March 10, 2003                     18
                                    Stock Dividend(4)      December 10, 2002                  13
Ravelston (5).....................  Stock Dividend(1)      September 10, 2003            846,284
                                    Stock Dividend(2)      June 10, 2003                 762,583
                                    Stock Dividend(3)      March 10, 2003                459,900
                                    Stock Dividend(4)      December 10, 2002             332,836

---------------

(1)  Hollinger declared a stock dividend, payable on September 10, 2003, of
     0.031915 of a Common Share for each Common Share held as at August 27, 2003.

(2) Hollinger declared a stock dividend, payable on June 10, 2003, of 0.02961 of a Common Share for each Common Share held as at May 27, 2003.

(3) Hollinger declared a stock dividend, payable on March 10, 2003, of 0.018182 of a Common Share for each Common Share held as at February 24, 2003.

(4)  Hollinger declared a stock dividend, payable on December 10, 2002, of
     0.013334 of a Common Share for each Common Share held as at November 26, 2002.

(5) Lord Black, Barbara Amiel Black and Messrs. Radler, Boultbee and White are indirect shareholders and/or officers and directors of Ravelston. Lord Black indirectly controls Ravelston and therefore beneficially owns or exercises control or direction over Ravelston's direct and indirect holdings of 78.24% of the outstanding Common Shares and 1.77% of the outstanding Series II Preference Shares. See "Principal Holders of Securities".

     No director or senior officer of Hollinger intends to purchase securities of Hollinger before the expiry of the Offers nor knows of the existence of such an intention on the part of any other person.

                    OWNERSHIP OF SECURITIES OF THE OFFERORS

     None of Hollinger, the directors and senior officers of Hollinger and, to the knowledge of the directors and senior officers of Hollinger, after reasonable inquiry, their respective associates, any person or company holding more than 10% of any class of equity securities of Hollinger and any person or company acting jointly or in concert with Hollinger owns, directly or indirectly, or exercises control or direction over, any securities of the Offerors.

                     RELATIONSHIP BETWEEN THE OFFERORS AND
                 THE DIRECTORS AND SENIOR OFFICERS OF HOLLINGER

     No contracts, arrangements or agreements (including any contracts, arrangements or agreements as to any payments or other benefits to be made or given by way of compensation for loss of office or as to the directors or senior officers of Hollinger remaining in or retiring from office if the Offers are successful) have been made or proposed to be made between the Offerors and any of the directors or senior officers of Hollinger other than Lord Black, who is a director and the Chairman and Chief Executive Officer of Hollinger, who has entered into the Support Agreement. Lord Black, Barbara Amiel Black, J.A. Boultbee, F. David Radler and Peter G. White, each of whom is a director and/or senior officer of Hollinger, an indirect shareholder of Ravelston and/or a director or officer of Ravelston, have an indirect interest in the Support Agreement. See "Background to the Offers -- Matters Relating to the Announcement of the Offers". None of the directors or senior officers of Hollinger is a director or senior officer of the Offerors or any subsidiary of the Offerors.

                        AGREEMENTS BETWEEN HOLLINGER AND
                       ITS DIRECTORS AND SENIOR OFFICERS

     There are no arrangements or agreements made or proposed to be made between Hollinger and any of the directors or senior officers of Hollinger pursuant to which a payment or other benefit is to be made or given by way of compensation for loss of office or as to their remaining in or retiring from office if the Offers are successful, except as described in this section below.

DIRECTORS SHARE UNIT PLAN

     Pursuant to the Hollinger Directors Share Unit Plan (the "DSUP"), directors of Hollinger and its subsidiaries are permitted to elect that up to 100% of the total directors' fees to which they are entitled be paid in the form of deferred share units. For a director that elects to participate, a number of deferred share units equal to the number of Common Shares that could be purchased on the TSX for a dollar amount equal to the applicable percentage of that director's fee is credited to an account maintained by Hollinger for that director under the DSUP. Dividend equivalents are credited to the director's account as if dividends were paid on each deferred share unit held by the director on the dividend record date and reinvested in additional deferred share units at the market price of the Common Shares on the dividend payment date. Deferred share units are paid to the director no later than December 31 of the year following the calendar year in which the director ceased to serve from all positions with Hollinger or any subsidiary thereof. Payment is made, at the election of the director, in either cash or Common Shares purchased in the market, net of applicable withholding tax, based on the market value of the Common Shares on the date of the payment. The DSUP provides that in the event that a transaction such as the Offers is completed, the DSUP shall immediately terminate and all payments owing to a director thereunder will be made forthwith in cash, net of applicable withholding tax, based on the greater of: (a) the price offered for the Common Shares under the Offers; and (b) the market value of the Common Shares on the day of the completion of the Offers.

SHARE OPTION PLAN

     Pursuant to the terms of the Amended and Restated Executive Share Option Plan (the "SHARE OPTION PLAN") of Hollinger, Hollinger has granted Options to directors, officers and key employees. As of the date hereof, Hollinger has outstanding Options entitling the holders thereof to purchase an aggregate of 913,000 Common Shares, all at a price of $13.72 per Common Share. Generally, such Options vest pursuant to a pre-determined formula. The Share Option Plan provides that in the event an offer is made to all or substantially all of the holders of Common Shares (as has been done under the Offers), all outstanding Options will become immediately and fully exercisable during the period of such offer. None of the Options held by directors and senior officers of Hollinger is expected to be exercised as the exercise price of all such Options is in excess of the price per Common Share under the Offers. See "Intention with Respect to the Offers".

INDEMNITIES

     Pursuant to the provisions of the by-laws of Hollinger and the CBCA, the current and former directors and officers of Hollinger will be indemnified by Hollinger, to the extent permitted by the CBCA, in respect of all costs and liabilities which each of them may incur as a result of his or her having acted as a director and/or officer of Hollinger. In addition, pursuant to agreements between Hollinger and each of the directors, Hollinger has agreed to indemnify each director in respect of all costs and liabilities which each of them may incur as a result of being or having been a director or officer of Hollinger or any of its subsidiaries provided that certain customary standards of conduct have been met.

            INTERESTS OF DIRECTORS AND SENIOR OFFICERS OF HOLLINGER
                     IN MATERIAL CONTRACTS OF THE OFFERORS

     None of the directors and senior officers of Hollinger and, to the knowledge of the directors and senior officers of Hollinger, after reasonable inquiry, none of their respective associates and any person or company holding more than 10% of any class of equity securities of Hollinger, has any interest in any material contract to which either of the Offerors is a party, other than Ravelston and Lord Black, as parties to the Support Agreement. Lord Black, Barbara Amiel Black, J.A. Boultbee, F. David Radler and Peter G. White, each of whom is a director and/or senior officer of Hollinger, an indirect shareholder of Ravelston and/or a director or officer of Ravelston, have a direct and/or indirect interest in the Support Agreement. See "Background to the Offers -- Matters Relating to the Announcement of the Offers".

                  MATERIAL CHANGES IN THE AFFAIRS OF HOLLINGER

     Except as otherwise described or referred to below or elsewhere in this Directors' Circular, no other information is known to the directors or senior officers of Hollinger that indicates any material change in the affairs of Hollinger since September 30, 2003, the date of Hollinger's last published interim consolidated financial statements.

     On November 16, 2003, International notified Ravelston Management Inc. ("RMI"), a subsidiary of Ravelston, that a services agreement pursuant to which RMI has historically provided management services to International will be terminated in accordance with its terms, effective June 1, 2004. In addition, International has notified RMI that beginning January 1, 2004, the management fees for the remaining term of the agreement will be reduced to reflect certain personnel changes and other factors. As of the date of this Directors' Circular, no agreement has been reached between International and RMI in respect of the amount of the reduced management fees and no amounts have been received by RMI under the services agreement in 2004. The termination of the services agreement effective June 1, 2004, the reduction in fees during the period January 1, 2004 to June 1, 2004 and the non-payment of fees by International will have an adverse effect on the ability of RMI to make its required support payments to Hollinger under the existing support arrangements which, in turn, will have an adverse effect on Hollinger's liquidity position.

     On November 17, 2003, International announced the Strategic Process and certain board and management changes, including the resignation of Lord Black as Chief Executive Officer of International. At the same time, International also announced that it was seeking repayment of US$16,550,000 from Hollinger.

     On November 21, 2003, all of the then independent directors of Hollinger resigned.

     On December 9, 2003, Cardinal Value Equity Partners, LP ("CARDINAL"), which owns shares of Class A common stock of International, filed a complaint in the Court of Chancery for the State of Delaware, in and for New Castle County, against present and former directors of International, including Lord Black, as well as certain other defendants. The plaintiff, which purports to bring this action as a shareholders' derivative action on behalf of nominal defendant International, alleges generally that Lord Black and certain other International executives breached their fiduciary duties to shareholders by diverting hundreds of millions of dollars to themselves through a series of related-party transactions. The complaint seeks compensatory damages in an amount to be determined at trial, plus all costs and expenses incurred in connection with the prosecution of the action.

     On December 17, 2003, CanWest Global Communications Corp. ("CANWEST") and The National Post Company/La Publication National Post filed a statement of claim against Hollinger, International, Ravelston and RMI in Ontario's Superior Court of Justice. The statement of claim alleges, generally, that following the sale by an affiliate of Hollinger of a 50% partnership interest in the National Post Partnership ("NPP") to a subsidiary of CanWest, CanWest and Hollinger entered into a certain letter agreement dated August 23, 2001, pursuant to which, it is alleged, Hollinger and International (through Hollinger as its agent) agreed to sell to CanWest all remaining interests of International and its affiliates in the NPP for $1.00 on March 31, 2002. The plaintiffs claim that, in connection therewith, Hollinger and International agreed that on September 30, 2001, International would pay to NPP: (a) $22.5 million as a pre-payment of future losses or cash requirements of the NPP; and (b) fund 50% of the capital and operating requirements of the NPP existing as at or accruing to August 31, 2001 (alleged to amount to approximately $2.5 million). The statement of claim contends that Hollinger and International did not make the above payments, in violation of the letter agreement. The plaintiffs additionally allege that Hollinger and International received certain newsprint rebates of approximately $750,000 from entities that had supplied paper to the NPP, and that these rebates have been wrongfully withheld by Hollinger and International from the NPP. The plaintiffs seek approximately $25.7 million in damages, plus pre- and post-judgment interest and the costs incurred in prosecuting the claim. The plaintiffs further allege that rights of set off claimed by Hollinger and International in relation to amounts alleged to be owing by a subsidiary of CanWest to International do not exist. The plaintiffs also assert that Ravelston and RMI have assumed liability, jointly and severally, with Hollinger and International, for the $22.5 million amount claimed.

     On December 22, 2003, KPMG LLP resigned as Hollinger's auditor because, according to KPMG LLP, Hollinger did not implement certain remedial actions regarding changes to Hollinger's management acceptable to KPMG LLP and comparable to the changes announced by International on November 17, 2003. As at the date hereof, Hollinger has not appointed a replacement auditor.

     On December 23, 2003, Daniel W. Colson resigned as a director and Vice-Chairman of Hollinger to devote his full attention to the affairs of International.

     On December 31, 2003, Charles G. Cowan, having reached the age of 75, retired as a director and as Secretary of Hollinger.

     On January 13, 2004, Peter Y. Atkinson resigned as a director and officer of Hollinger for personal reasons. At the same time, Peter G. White was appointed Co-Chief Operating Officer and Secretary of Hollinger.

     On January 16, 2004, the SEC filed a complaint against International in the United States District Court for the Northern District of Illinois in which it alleged that International violated federal securities laws because: (a) International had made misstatements or failed to disclose material information regarding certain purported "unauthorized transfers of assets of at least US$32.0 million to corporate insiders" including, among others, Lord Black, Mr. Radler and Hollinger; and (b) there were "growing indications" that some of the corporate insiders that had supposedly benefited from the alleged unauthorized transfers of assets were "attempting to thwart and obstruct" the efforts of the Special Committee. Simultaneously with the filing of the complaint, the SEC and International entered into a consent judgment pursuant to which International was permanently restrained from violating federal securities laws and regulations that were the subject of the complaint. International further agreed to comply with several undertakings, including permitting the Special Committee to complete its independent review and investigation, allowing the Special Committee as it deems necessary to fulfill its mandate and having the Special Committee file a written report that sets forth the results of its investigation. The consent judgment also provided that, upon the occurrence of certain "triggering events" a special monitor (identified as Richard C. Breeden) would be appointed whose mandate would be "to protect the interests of the non-controlling shareholders of International to the extent permitted by law, to prevent the dissipation of the assets of International, to investigate possible illegal or improper conduct by International or any of its current or former officers, directors, employees and agents... to recover property of International and to assert claims on behalf of International that he believes are appropriate based upon his investigation". On January 23, 2004, Hollinger filed a motion to intervene in the suit brought by the SEC against International and, on January 26, 2004, Hollinger filed a motion to vacate those aspects of the consent judgment that limited the shareholder rights of Hollinger in International, including the rights to install, remove, replace and oversee members of the International board of directors. The SEC is scheduled to respond to Hollinger's motions to intervene and vacate no later than February 10, 2004, with Hollinger's reply due February 17, 2004. A hearing on the matter is set for February 26, 2004 before the United States District Court for the Northern District of Illinois.

     On January 16, 2004, Richard Rohmer, OC, QC and Andre Bisson, OC were appointed as directors of Hollinger. Mr. Bisson subsequently resigned as a director of Hollinger later in that day due to conflicts of interest and on January 19, 2004, Gordon W. Walker, QC was appointed as a director of Hollinger.

     On January 17, 2004, International announced that it had filed a lawsuit in the United States District Court for the Southern District of New York against Hollinger, Lord Black, F. David Radler, Ravelston and RMI. In its complaint, International alleges, among other things, that the defendants diverted and usurped corporate assets and opportunities of International by engaging in various related-party transactions involving non-competition payments and by causing International to pay excessive management fees to Hollinger, Ravelston and RMI in breach of the controlling shareholders' fiduciary duties to the public shareholders. The complaint further alleges that the defendants altered International's books and misrepresented or failed to provide material information to the independent directors or the public shareholders in order to conceal or provide a pretext for those actions. International is seeking, among other things, the disgorgement of at least US$200 million in allegedly improper payments. On January 29, 2004, International re-filed this suit in the United States District Court for the Northern District of Illinois and, on January 30,

2004, the New York action was voluntarily dismissed by International. The re-filed suit contains the same basic factual allegations, but adds Mr. Boultbee as a defendant and contains additional claims against Hollinger for civil conspiracy and respondeat superior liability for the acts of Lord Black, Mr. Radler and Mr. Boultbee. The re-filed suit had not, as of February 6, 2004, been served on Hollinger.

     On January 19, 2004, Ravelston and Argus Corporation Limited filed a Notice of Action in Ontario's Superior Court of Justice against International, its directors, Graham W. Savage, Gordon A. Paris, Raymond G. H. Seitz, Richard R. Burt, James R. Thompson and Richard C. Breeden (advisor to the Special Committee) seeking a declaration that the Support Agreement is a valid, binding and effective agreement. The plaintiffs also sought an interim and interlocutory injunction and a permanent injunction prohibiting the defendants from interfering with the completion of the transactions contemplated in the Support Agreement.

     On January 19, 2004, the Board of Directors elected not to declare a quarterly cash dividend on the Series III Preference Shares which would have been payable on February 6, 2004. The Board of Directors concluded that Hollinger could not satisfy the liquidity requirement under applicable law in respect of the payment of such dividend.

     On January 22, 2004, the OSC confirmed that it has an investigation underway into matters relating to Hollinger and related companies.

     On January 22, 2004, Hollinger received and considered a privileged and confidential report of independent counsel to the Board of Directors. Such independent counsel was retained by the Board of Directors in early December 2003, as requested by the former independent directors of the Board of Directors, to review and comment upon the six non-compete payments received by Hollinger from International in 1999 and 2000. The Board of Directors concluded:
(a) to immediately retain U.S. securities litigation counsel; (b) to ask such counsel to vigorously defend against International's claims against Hollinger on the merits; (c) that International's claims would likely need to be resolved through litigation as International appears to have ruled out any further discussion or negotiation; and (d) that Hollinger's U.S. securities litigation counsel also consider counterclaims against International. In addition, since International's claim is now in litigation, the Board of Directors decided to hold the independent counsel's report in confidence during the pendency of the litigation.

     Also on January 22, 2004, as discussed under "Background to the Offers -- The Independent Committee", the Board of Directors established the Independent Committee comprised of Messrs. Walker and Rohmer to review the proposed take-over bid expected to be made by PHIL for all of the outstanding Shares. Hollinger also indicated that, in response to recent press reports of the OSC's investigation, the Board of Directors stated its intention to co-operate fully with the OSC.

     On January 23, 2004, Hollinger and Hollinger's indirect wholly-owned subsidiary, 504468 N.B. Inc., as the controlling shareholders of International, executed and delivered to International a written consent adopting certain changes to International's corporate by-laws. The by-law changes are intended to ensure that all of the directors of International have a meaningful opportunity to consider, with appropriate notice and adequate information, all important actions and proposals affecting International. The by-law amendments include requirements that the full International board of directors consider major issues, including, among others, issuances of stock and transfers of assets above a specified threshold. The by-law amendments also dissolve all committees of the board of International, other than the Audit Committee and the Special Committee. The changes to the by-laws do not diminish or limit, in any way, the mandate or powers of the Special Committee or any actions previously taken by the Special Committee.

     Also on January 23, 2004, International announced that the corporate review committee of its board of directors (comprised of all International directors other than Lord Black, Barbara Amiel Black and Daniel W. Colson) (the "REVIEW COMMITTEE") had met that day to consider the implications of the Offers. International indicated that the Review Committee had met with outside financial and legal advisors to discuss the adoption by International of a shareholder rights plan and that a further meeting was scheduled within the next few days for the purpose of voting on adoption of a shareholder rights plan. International also announced that, following the adjournment of the Review Committee meeting, its directors received notice from Hollinger of the written consent amending International's corporate by-laws described above. International stated that it would comply with the notice provisions in the amended by-law and would seek a waiver of these provisions from Hollinger so that the International directors could meet before the Offers were launched in Canada to discuss the governance issues raised in the written consent of Hollinger and 504468 N.B. Inc., the adoption of a shareholder rights plan and the strategic alternatives available to International.

     On January 26, 2004, International issued a press release announcing: (a) that the Review Committee had purportedly approved a "shareholder rights plan" (commonly known as a "poison pill") for International; and (b) that it had filed a lawsuit in Delaware Chancery Court challenging certain actions taken by Hollinger and 504468 N.B. Inc. with respect to amending the by-laws of International.

     The lawsuit filed in Delaware (the "DELAWARE ACTION") by International against Lord Black, Hollinger and 504468 N.B. Inc. seeks, among other things, the following relief: (a) a preliminary injunction preventing Lord Black from continuing his alleged "breaches of fiduciary duties" as a director of International and restraining consummation of Lord Black's and Ravelston's agreed transaction with PHIL; (b) a declaratory judgment that the dissolution of the Review Committee through the International by-law amendments effected on January 23, 2004 was invalid; (c) a preliminary injunction against Lord Black's alleged "continued breach" of the Restructuring Proposal; and (d) a declaratory judgment that if Lord Black's and Ravelston's agreed transaction with PHIL is consummated, the shares of Class B common stock of International beneficially held by Hollinger will automatically be converted to shares of Class A common stock of International, thereby reducing the voting power of such shares to approximately 30.3% of the voting power of International.

     International stated that, in connection with the shareholder rights plan, the Review Committee had declared a dividend of one preferred share purchase right (a "RIGHT") for each share of Class A common stock and Class B common stock held of record at the close of business on February 5, 2004, subject to a determination by a court of competent jurisdiction that the Review Committee is still a duly authorized committee with the powers delegated to it by the International board of directors on January 20, 2004.

     International further stated that, under the terms of the shareholder rights plan, subject to the expiration of certain time periods and unless action is taken by the International board of directors to delay the expiration of such time periods, the Rights would separate from the shares of Class A common stock and Class B common stock and become exercisable only if a person or group beneficially acquires, directly or indirectly, 20% or more of the outstanding shareholder voting power of International without the approval of International's directors, or if a person or group announces a tender offer which if consummated would result in such person or group beneficially owning 20% or more of such voting power.

     International further stated that, under most circumstances involving an acquisition by a person or group of 20% or more of the shareholder voting power of International, each Right will entitle its holder (other than such person or group), in lieu of purchasing preferred stock, to purchase shares of Class A common stock of International at a 50% discount. In addition, in the event of certain business combinations following such an acquisition, each Right will entitle its holder to purchase the common stock of an acquiror of International at a 50% discount. The foregoing is not a complete summary of the material terms of the shareholder rights plan purportedly approved by the International board of directors. The shareholder rights plan of International is available in its entirety as an exhibit to the Form 8-K of International filed on January 26, 2004 on the site maintained by the SEC on the Internet at http://www.sec.gov.

     On January 30, 2004, Cardinal announced that it had filed a motion to give it intervenor status in the Delaware Action. Cardinal stated that its motion seeks the appointment of a custodian for International in the event the court does not side with International and if the directors of International are so divided respecting the management of the affairs of International that the required vote for action by the board cannot be obtained and stockholders are unable to terminate the division. Cardinal was granted intervenor status in the Delaware Action on February 2, 2004 and filed a verified complaint in intervention on February 6, 2004.

     On February 3, 2004, a class action complaint was filed by the Teachers' Retirement System of Louisiana, on behalf of all purchasers of securities of International between August 13, 1999 and March 31, 2003, against International, Hollinger, Ravelston, RMI, Argus Corporation Limited and KPMG LLP alleging violations of federal and Illinois securities laws, breach of fiduciary duties or aiding and abetting such breaches. The suit also names various individuals as defendants, including Lord Black, Barbara Amiel Black, Dwayne O. Andreas, Peter
Y. Atkinson, Jack A. Boultbee, Richard R. Burt, Richard G. Chambers, Daniel W. Colson, Mark S. Kipnis, Henry A. Kissinger, Marie-Josee Kravis, Shmuel Meitar, Gordon A. Paris, Richard N. Perle, F. David Radler, Graham W. Savage, Raymond G.H. Seitz, Robert S. Strauss, A. Alfred Taubman, James R. Thompson, Lord Weidenfeld and Leslie H. Wexner (collectively, the "INDIVIDUAL DEFENDANTS"). All of the Individual Defendants are current or former officers and/or directors of International. The suit alleges, among other things, that the defendants: (a) diverted and usurped corporate assets and opportunities of International by engaging in various related-party transactions involving non-competition payments and by causing International to pay excessive management fees to Ravelston and RMI; and (b) by failing to disclose these transactions and failing to maintain adequate financial controls and reporting methods, caused the financial statements of International to be materially false and misleading. In addition, the suit alleges that KPMG LLP, International's auditors, issued materially false and misleading audit opinions and failed to adhere to generally accepted auditing standards in conducting their audit and that the current and former members of International's board of directors, including members of the Audit Committee, either knew of or recklessly disregarded the facts regarding the various related-party transactions involving non-competition payments and the purportedly excessive management fees referred to above. The complaint seeks compensatory damages, any equitable relief permitted by law, including, but not limited to, an order permanently enjoining the defendants from future violations of federal securities laws, and the award of attorneys' fees and expenses. The complaint does not specify the amount of damages that the plaintiffs are seeking. As of February 6, 2004, such complaint had not been served on Hollinger.

     Also on February 3, 2004, Hollinger filed an answer and counterclaim in the Delaware Action against International, the members of the Review Committee and Richard C. Breeden seeking an injunction to prevent interference by International in the Offers, including the purported adoption by the Review Committee of the shareholder rights plan described above. The counterclaim alleges that the actions of the Review Committee are invalid since the Review Committee had been disbanded by the prior amendment to the by-laws of International and that the amended by-laws required the full board of International to adopt the shareholder rights plan. The counterclaim further seeks to void the Restructuring Proposal on the basis that Mr. Gordon Paris and Mr. James Thompson engaged in deception in order to induce Lord Black to agree to the proposal. Certain of the claims in the Delaware Action, including the claims relating to the validity of the by-law amendments, the shareholder rights plan and the restraint of the transactions contemplated by the Support Agreement, are currently scheduled for trial during February 18, 19 and 20, 2004. It is currently expected that a decision with respect to such claims will be rendered on or about February 27, 2004. The decision of the court with respect to these claims could affect the ability or willingness of the Offerors to proceed with the Offers.

                               OTHER TRANSACTIONS

     Other than as disclosed in this Directors' Circular, the directors are not aware of any agreement, arrangement or negotiation which is currently being undertaken or is underway by Hollinger in response to the Offers that relates to or would result in: (a) an extraordinary transaction such as a merger or reorganization involving Hollinger or any subsidiary of Hollinger; (b) a purchase, sale or transfer of a material amount of assets by Hollinger or a subsidiary of Hollinger; (c) an issuer bid for or other acquisition of securities by or of Hollinger; or (d) any material change in the present capitalization or dividend policy of Hollinger. As disclosed in "Background to the Offers -- Matters Relating to the Announcement of the Offers", the Strategic Process is currently ongoing, and, as announced by International, may include a possible sale of International, a sale of one or more of its major properties or other possible transactions.

                               OTHER INFORMATION

     Each of Gordon W. Walker, QC and Richard Rohmer, OC, QC will receive an annual directors' fee of $50,000 and the usual fee of $1,500 for each meeting of the Board of Directors (or any committee thereof) attended.

     Except as disclosed in this Directors' Circular, there is no information that is known to the directors of Hollinger that would reasonably be expected to affect the decision of the holders of the Shares, or securities convertible into Shares, to accept or reject the Offers.

                                STATUTORY RIGHTS

     Securities legislation in certain of the provinces and territories of Canada provides security holders of Hollinger with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

                        APPROVAL OF DIRECTORS' CIRCULAR

     The contents of this Directors' Circular have been approved and the delivery thereof has been authorized by the Board of Directors.

                       CONSENT OF WESTWIND PARTNERS INC.

To: The Board of Directors of Hollinger Inc.

     We hereby consent to the inclusion of our fairness opinion dated February 6, 2004 in the Directors' Circular of Hollinger Inc. dated February 9, 2004 with respect to the offers dated January 27, 2004 by Press Holdings International Limited, through its wholly-owned subsidiary Press Acquisition Inc., to purchase all of the issued and outstanding retractable common shares, Exchangeable Non-Voting Preference Shares Series II and Retractable Non-Voting Preference Shares Series III of Hollinger Inc. and to the references to such opinion in the Directors' Circular. In providing such consent, we do not intend that any person other than the Board of Directors of Hollinger Inc. and the Independent Committee of the Board of Directors of Hollinger Inc. rely upon such fairness opinion.

Toronto, Canada
February 9, 2004                                 (Signed) WESTWIND PARTNERS INC.

                CONSENT OF BLAIR FRANKLIN CAPITAL PARTNERS INC.

To: The Board of Directors of Hollinger Inc.

     We hereby consent to the inclusion of our fairness opinion dated February 6, 2004 in the Directors' Circular of Hollinger Inc. dated February 9, 2004 with respect to the offers dated January 27, 2004 by Press Holdings International Limited, through its wholly-owned subsidiary Press Acquisition Inc., to purchase all of the issued and outstanding retractable common shares, Exchangeable Non-Voting Preference Shares Series II and Retractable Non-Voting Preference Shares Series III of Hollinger Inc. and to the references to such opinion in the Directors' Circular. In providing such consent, we do not intend that any person other than the Board of Directors of Hollinger Inc. and the Independent Committee of the Board of Directors of Hollinger Inc. rely upon such fairness opinion.

Toronto, Canada
February 9, 2004                                 (Signed) BLAIR FRANKLIN CAPITAL PARTNERS INC.

                                  CERTIFICATE

     The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. The foregoing does not contain any misrepresentation likely to affect the value or the market price of the Shares within the meaning of the Securities Act (Quebec).

DATED: February 9, 2004.

                      On behalf of the Board of Directors

            (Signed) PETER G. WHITE                       (Signed) GORDON W. WALKER, QC
          Director, Co-Chief Operating                               Director
             Officer and Secretary

                                   APPENDIX A

                   FAIRNESS OPINION OF WESTWIND PARTNERS INC.

(WESTWIND PARTNERS INC. LOGO)

February 6, 2004

To the Independent Committee of the Board of Directors
Hollinger Inc.
10 Toronto Street
Toronto, Ontario
M5C 2B7

     Westwind Partners Inc. ("Westwind") understands that Hollinger Inc. ("Hollinger" or the "Company") is the subject of a take-over bid by a wholly-owned subsidiary of Press Holdings International Limited ("PHIL"), (the "Transaction" or the "Offers") for all of the outstanding shares of every class of the Company. PHIL is offering to purchase for cash any and all of the issued and outstanding retractable common shares (the "Common Shares"), exchangeable non-voting preference shares series II (the "Series II Preference Shares") and retractable non-voting preference shares series III (the "Series III Preference Shares") of Hollinger (collectively, the "Shares") for consideration of C$8.44 per Common Share, C$9.53 per Series II Preference Share and C$10.175 per Series III Preference Share (the "Consideration"). Westwind further understands that the board of directors of the Company (the "Board") has formed an independent committee of the Board (the "Committee") to evaluate the Transaction and to make recommendations to the Board.

     The Offers are conditional upon, among other things, there being validly deposited under the Offers by The Ravelston Corporation Limited ("Ravelston"), The Lord Black of Crossharbour ("Lord Black") and 509645 N.B. Inc., 509646 N.B. Inc. and 509647 N.B. Inc. (collectively, the "Ravelston Subsidiaries") all of the Shares in respect of which Ravelston or any of the Ravelston Subsidiaries (collectively, the "Ravelston Shares") and Lord Black (the "Lord Black Shares") have as of the date of the Support Agreement (as defined below) or acquire prior to the completion of the Offers or the termination of the Support Agreement, whichever is earlier, record or beneficial ownership or control or direction or the power to dispose. The terms and conditions of the Offers are set out in the Offers to Purchase and Offering Circular of PHIL dated January 27, 2004 (collectively, the "Offering Circular").

     We also understand that, pursuant to a Tender and Shareholder Support and Acquisition Agreement dated January 18, 2004 (the "Support Agreement") among PHIL, Ravelston and Lord Black, each of Ravelston and Lord Black have agreed irrevocably and unconditionally to deposit or cause to be deposited under the Offers all of the Ravelston Shares and the Lord Black Shares, respectively. We understand that as of January 18, 2004, the Ravelston Shares and the Lord Black Shares constituted, in the aggregate, 27,363,170 Common Shares (representing approximately 78.24% of the outstanding Common Shares), 1,678,002 Series II Preference Shares (representing approximately 44.44% of the outstanding Series II Preference Shares) and no Series III Preference Shares.

     We further understand that, pursuant to the Support Agreement, PHIL agreed that, after taking up and paying for the Ravelston Shares, it will if so requested by Hollinger, provide or cause to be provided up to C$26,400,000 in debt or other financing to Hollinger on terms and conditions satisfactory to PHIL for the purposes of allowing a subsidiary of Hollinger to satisfy its obligations to Hollinger International Inc. ("International") under a March 10, 2003 amended promissory note.

     We further understand that, pursuant to the Support Agreement, PHIL agreed that it will make commercially reasonable efforts to assume, from and after the time of taking up and paying for the Ravelston Shares and the Lord Black Shares, the obligations of Ravelston and its subsidiary, Ravelston Management Inc. ("RMI"), and to obtain a release of all of their obligations under certain support agreements pursuant to which Ravelston and/or RMI are obligated to make support payments to Hollinger. In the absence of a full and effective assumption of such obligations that is reasonably satisfactory to Ravelston, PHIL has agreed to make or cause to be made any payment on behalf of

Ravelston or RMI then due and owing to Hollinger or any of its subsidiaries under any of such agreements after giving effect to any applicable grace periods and, if applicable, discharge any other performance obligations of Ravelston or RMI thereunder, provided neither PHIL nor any of its affiliates shall be required to comply with any restrictions or limitations under such agreements governing the business, operations, capital, financial conditions or other affairs of PHIL and its affiliates to which Ravelston or RMI may be subject under any such agreement.

     We further understand that, pursuant to the Support Agreement, PHIL, on behalf of Ravelston and Lord Black, will deposit into an escrow account US$16,550,000 (the "International Amount") of the funds to be paid for the Ravelston Shares and the Lord Black Shares pursuant to the Offers (the "International Amount Escrow Fund"). If, on or prior to December 31, 2005, a Governmental Entity (as defined in the Support Agreement) issues a final and non-appealable Governmental Order (as defined in the Support Agreement) providing (a) for the repayment or reimbursement by Hollinger of all or a portion of the International Amount to International or any of its subsidiaries in respect of certain non-compete payments made by International or its subsidiaries to Hollinger, Hollinger will be permitted to direct the escrow agent to pay promptly (without consent or approval of Ravelston or Lord Black) the applicable amount to International or any of its subsidiaries determined in accordance with the Governmental Order from the International Amount Escrow Fund, with the amount remaining in the International Amount Escrow Fund to be paid to Ravelston and Lord Black or (b) that Hollinger is entitled to retain all of the International Amount, then in such case, the escrow agent is obligated to pay the amount in the International Amount Escrow Fund to Ravelston and Lord Black. In the event that no such order has been issued as of December 31, 2005, the International Amount Escrow Fund is to be paid to Ravelston and Lord Black. Notwithstanding the foregoing, the Support Agreement provides certain circumstances where the International Amount need not be deposited into the International Amount Escrow Fund.

     We further understand that, pursuant to the Support Agreement, as security for certain of the obligations of Lord Black and Ravelston contained therein, PHIL will deposit into escrow US$44 million of the consideration payable for the Ravelston Shares and the Lord Black Shares pursuant to the Offers.

     Westwind understands that the Ontario Securities Commission is currently considering submissions from certain persons, including counsel to PHIL, as to whether there were any collateral benefits to Lord Black and Ravelston arising from the Support Agreement.

     The Committee retained Westwind to provide its opinion (the "Fairness Opinion") as to the fairness, from a financial point of view, of the Consideration to be offered pursuant to the Offers to the shareholders of Hollinger other than Ravelston, the Ravelston Subsidiaries and Lord Black and their respective subsidiaries and associates (such shareholders being herein called the "Minority Hollinger Shareholders"). Westwind has not been asked to prepare, and has not prepared, a formal valuation of Hollinger or any of its securities or assets and the Fairness Opinion should not be construed as such.

ENGAGEMENT

     The Committee retained Westwind effective January 27, 2004 and the Committee and Westwind executed an engagement agreement dated February 3, 2004 (the "Engagement Agreement"). The Engagement Agreement provides for the payment to Westwind of fees in respect of the preparation and delivery of its Fairness Opinion. In addition, Westwind is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Company in certain circumstances.

     Subject to the terms of the Engagement Agreement, Westwind consents to the inclusion of the Fairness Opinion in its entirety and a summary thereof in the directors' circular to be prepared and delivered by the Board to all of the shareholders of Hollinger in connection with the Offers, provided that they are first reviewed by Westwind, and to the filing thereof, as necessary, by Hollinger with the securities commissions or similar regulatory authorities in each province of Canada and as may be required in the United States.

     Westwind was also formally engaged by Hollinger in July, 2003 (the "July Agreement") to act as financial advisor to the Company in connection with the raising of equity capital and/or bridge financing for Hollinger from one or more investors. Pursuant to the July Agreement, Hollinger paid Westwind a work fee and agreed to pay a financing fee upon the closing of a financing. In February, 2004, in light of the Offers, the July Agreement was terminated and Westwind and Hollinger entered into a new agreement pursuant to which Hollinger agreed to pay fees to Westwind in connection with the completion of the Offers, certain other transactions involving Hollinger or in certain other circumstances.

RELATIONSHIP WITH INTERESTED PARTIES

     Westwind is not an insider, associate or affiliate (as such terms are defined in the Securities Act (Ontario)) of Hollinger, PHIL, or any of their respective associates or affiliates. Westwind has not provided any financial advisory services or participated in any financing involving Hollinger or PHIL or any of their respective associates or affiliates within the past twenty-four months, other than services provided under the Engagement Agreement and as disclosed under "Engagement" above.

CREDENTIALS OF WESTWIND

     Westwind is a Canadian investment banking firm with operations in a broad range of investment banking activities, including corporate and finance, mergers and acquisitions, equity sales and trading, and investment research. Westwind has participated in a significant number of transactions involving public and private companies and has extensive experience in preparing fairness opinions. The Fairness Opinion expressed herein is the opinion of Westwind as a firm.

SCOPE OF REVIEW

     In preparing the Fairness Opinion, Westwind has reviewed and relied upon, among other things:

     (a)   the Offering Circular;

     (b) a draft of the Directors' Circular to be sent by the Board to the shareholders of the Company in response to the Offers;

     (c)   the Support Agreement;

     (d) the RMI/HI Support Agreement dated March 10, 2003 between RMI and Hollinger;

     (e) the Contribution Agreement dated March 10, 2003 among Ravelston, RMI and Hollinger;

     (f)   the Guarantee dated March 10, 2003 between Ravelston and Hollinger;

     (g) the Pledge Agreement dated March 10, 2003 between Ravelston and Hollinger;

     (h) the share provisions for the Common Shares, Series II Preference Shares and Series III Preference Shares;

     (i) the Offering Memorandum, Indenture and Security Agreement for the 11 7/8% Senior Secured Notes due 2011 of Hollinger;

     (j) audited financial statements for Hollinger and International for the years ended December 31, 2000, 2001 and 2002;

     (k) the unaudited interim reports for Hollinger and International for each of the first three quarters of 2003 and Forms 10-Q for International for the same periods;

     (l) Annual Reports and Annual Information Forms for Hollinger for the years ended December 31, 2000, 2001 and 2002;

     (m)  Annual Reports and Forms 10-K for International for 2000, 2001 and
          2002;

     (n)   management proxy circular of Hollinger dated May 16, 2003;

     (o)   proxy statement of International dated March 26, 2003;

     (p) material change reports filed by Hollinger since January 1, 2003 and documents on Form 8-K filed by International since January 1, 2003 with securities regulatory authorities;

     (q) financial information and projections of Hollinger prepared by Hollinger management;

     (r) discussions with Hollinger management concerning the business operations, financial condition, results and prospects of Hollinger;

     (s) public information relating to the business, operations, financial performance and share price trading history of Hollinger and of International and other selected public companies whose businesses we believe to be relevant;

     (t) the current state of the financial markets particularly relating to the newspaper industry;

     (u) selected comparable acquisition transactions and their valuation multiples and takeover premiums;

     (v) recent investment industry research reports on Hollinger, International and selected comparable companies and general industry reports;

     (w) 13-D filings by PHIL dated January 28, 2004 pursuant to the United States Securities Exchange Act of 1934;

     (x) a certificate provided to us by senior officers of Hollinger as to certain factual matters;

     (y) discussions with prospective investors in and offerors for Hollinger during the course of our engagement under the July Agreement;

     (z)   discussions with legal advisors to Hollinger; and

     (aa) such other information, documentation, analyses and discussions that we considered relevant in the circumstances.

     Westwind has not, to the best of its knowledge, been denied access by Hollinger to any information requested by Westwind. However, at the request of Westwind and the other financial advisor to the Committee, the Committee made a request of International for certain information, including financial information, that would be of assistance to Westwind in connection with the Fairness Opinion. In addition to the request for such information, the Committee also requested of International that Westwind and the other financial advisor have the opportunity to meet with certain members of senior management of International, the Special Committee of the Board of Directors of International and the financial advisors to the Special Committee of the Board of Directors of International as well as the auditors of International. Westwind has been advised by the Committee that International will not accede to any such requests. Accordingly, Westwind has relied upon public information regarding International for purposes of this Fairness Opinion.

     Westwind has conducted such analyses, investigations and testing of assumptions as were considered by Westwind to be appropriate in the circumstances for the purposes of arriving to its opinion as to the fairness, from a financial point of view, of the Consideration to be offered pursuant to the Offers to Hollinger Minority Shareholders.

ASSUMPTIONS AND LIMITATIONS

     The Fairness Opinion is subject to the assumptions, explanations and limitations hereinbefore described and as set forth below.

     With the Committee's approval and as is provided in the Engagement Agreement, Westwind has relied, without independent verification, upon the completeness, accuracy and fair presentation of all the financial and other information, data, advice, opinions and representations obtained by it from public sources, senior management of Hollinger, their respective associates and affiliates and advisors or otherwise (collectively, the "Information") and we have assumed that the Information did not omit to state any material fact or any fact necessary to be stated or necessary to make that Information not misleading in light of the circumstances in which it was made. The Fairness Opinion is conditional upon the completeness, accuracy and fair presentation of such Information. Subject to the exercise of professional judgment and except as described herein, Westwind has not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information. With respect to the financial forecasts and budgets provided to Westwind and used in the analysis supporting the Fairness Opinion, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Hollinger as to the matters covered thereby and, in rendering the Fairness Opinion, we express no view as to the reasonableness of such forecasts or budgets or the assumptions on which they are based.

     Representatives of Hollinger have represented to Westwind in a certificate delivered as at the date hereof, among other things, that (i) the Information (as defined above) provided orally by, or in the presence of, a representative of Hollinger or in writing by Hollinger or any of its subsidiaries or its respective agents to Westwind relating to Hollinger or any of its subsidiaries (other than International and its subsidiaries) for the purpose of preparing this Fairness Opinion was, at the date that the Information was provided to Westwind, and is, at the date hereof, together with all other documents which have been filed by the Company in compliance with its obligations under applicable securities laws and are currently available on SEDAR (and to the extent not superseded by a subsequent filing), complete, true and correct in all material respects and did not and does not contain any untrue statement of a material fact in respect of the Company and did not and does not omit to state a material fact in respect of the Company necessary to make the Information not misleading in light of the circumstances under which the Information was made or provided; and that (ii) since that dates on which the Information was provided to Westwind, except as was disclosed in writing to Westwind, or as publicly disclosed, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Hollinger and no material change has occurred in the Information or any apart thereof which would have, or which would reasonably be expected to have, a material affect on the Fairness Opinion.

     Westwind has made several assumptions in connection with its Fairness Opinion that it considers reasonable, including that the conditions required to implement the Transaction will be met.

     The Fairness Opinion is rendered on the basis of the securities markets, economic, financial and general business conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of Hollinger and its subsidiaries and affiliates, as they were reflected in the Information and as they were represented to Westwind in discussions with management of Hollinger. In its analyses and in preparing the Fairness Opinion, Westwind made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Westwind or any party involved in the Transaction.

     The Fairness Opinion has been provided to the Committee for its use and may not be used or relied upon by any other person (other than the Board in making its recommendations to the shareholders of the Company in connection with the Offers) without the express prior written consent of Westwind.

     The Fairness Opinion is given as of the date hereof and Westwind disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion which may come or be brought to the attention of Westwind after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date hereof, Westwind reserves the right to change, modify or withdraw the Fairness Opinion.

     Westwind believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

     This Fairness Opinion is not to be construed as a recommendation to any Hollinger Minority Shareholder to tender (or not tender, as applicable), any Common Shares, Series II Preference Shares or Series III Preference Shares to the Offers. Further, this Fairness Opinion is not to be construed as refuting or supporting any submissions made or to be made in connection with the collateral benefit issues referred to above.

FAIRNESS CONCLUSION

     Based upon and subject to the foregoing and such other matters as we considered relevant, Westwind is of the opinion that, as of the date hereof:

     - the Consideration payable to Hollinger Minority Shareholders who hold Common Shares is fair from a financial point of view;

     - the Consideration payable to Hollinger Minority Shareholders who hold Series III Preference Shares is fair from a financial point of view; and

     - the Consideration payable to Hollinger Minority Shareholders who hold Series II Preference Shares is inadequate from a financial point of view.

     Given the terms and conditions of the Series II Preference Shares, and particularly the retraction provisions thereof, our opinion with respect to such shares is predicated to a significant extent on the closing price of the shares of Class A common stock of International on the New York Stock Exchange on February 5, 2004. We caution that should the daily closing trading price of such shares decline, the holders of Series II Preference Shares may realize greater value by accepting the Offer for such shares. As well, our opinion is predicated upon the assumption that, within a reasonable timeframe following completion of the Offers, holders of Series II Preference Shares will be entitled to realize the benefit of the retraction rights attaching to such shares and that Hollinger will not be precluded from giving effect to any such exercise of retraction rights; if that assumption is not correct, our opinion that the consideration payable to Hollinger Minority Shareholders who hold Series II Preference Shares is inadequate from a financial point of view may differ.

Yours very truly,

(Signed) WESTWIND PARTNERS INC.

                                   APPENDIX B

            FAIRNESS OPINION OF BLAIR FRANKLIN CAPITAL PARTNERS INC.

[BLAIR FRANKLIN LOGO]

February 6, 2004

To the Independent Committee of the Board of Directors
Hollinger Inc.
10 Toronto Street
Toronto, Ontario
M5C 2B7

     Blair Franklin Capital Partners Inc. ("Blair Franklin") understands that Hollinger Inc. ("Hollinger" or the "Company") is the subject of a take-over bid by a wholly-owned subsidiary of Press Holdings International Limited ("PHIL"), (the "Transaction" or the "Offers") for all of the outstanding shares of every class of the Company. PHIL is offering to purchase for cash any and all of the issued and outstanding retractable common shares (the "Common Shares"), exchangeable non-voting preference shares series II (the "Series II Preference Shares") and retractable non-voting preference shares series III (the "Series III Preference Shares") of Hollinger (collectively, the "Shares") for consideration of C$8.44 per Common Share, C$9.53 per Series II Preference Share and C$10.175 per Series III Preference Share (the "Consideration"). Blair Franklin further understands that the board of directors of the Company (the "Board") has formed an independent committee of the Board (the "Committee") to evaluate the Transaction and to make recommendations to the Board.

     The Offers are conditional upon, among other things, there being validly deposited under the Offers by The Ravelston Corporation Limited ("Ravelston"), The Lord Black of Crossharbour ("Lord Black") and 509645 N.B. Inc., 509646 N.B. Inc. and 509647 N.B. Inc. (collectively, the "Ravelston Subsidiaries") all of the Shares in respect of which Ravelston or any of the Ravelston Subsidiaries (collectively, the "Ravelston Shares") and Lord Black (the "Lord Black Shares") have as of the date of the Support Agreement (as defined below) or acquire prior to the completion of the Offers or the termination of the Support Agreement, whichever is earlier, record or beneficial ownership or control or direction or the power to dispose. The terms and conditions of the Offers are set out in the Offers to Purchase and Offering Circular of PHIL dated January 27, 2004 (collectively, the "Offering Circular").

     We also understand that, pursuant to a Tender and Shareholder Support and Acquisition Agreement dated January 18, 2004 (the "Support Agreement") among PHIL, Ravelston and Lord Black, each of Ravelston and Lord Black have agreed irrevocably and unconditionally to deposit or cause to be deposited under the Offers all of the Ravelston Shares and the Lord Black Shares, respectively. We understand that as of January 18, 2004, the Ravelston Shares and the Lord Black Shares constituted, in the aggregate, 27,363,170 Common Shares (representing approximately 78.24% of the outstanding Common Shares), 1,678,002 Series II Preference Shares (representing approximately 44.44% of the outstanding Series II Preference Shares) and no Series III Preference Shares.

     We further understand that, pursuant to the Support Agreement, PHIL agreed that, after taking up and paying for the Ravelston Shares, it will if so requested by Hollinger, provide or cause to be provided up to C$26,400,000 in debt or other financing to Hollinger on terms and conditions satisfactory to PHIL for the purposes of allowing a subsidiary of Hollinger to satisfy its obligations to Hollinger International Inc. ("International") under a March 10, 2003 amended promissory note.

     We further understand that, pursuant to the Support Agreement, PHIL agreed that it will make commercially reasonable efforts to assume, from and after the time of taking up and paying for the Ravelston Shares and the Lord Black Shares, the obligations of Ravelston and its subsidiary, Ravelston Management Inc. ("RMI"), and to obtain a release of all of their obligations under certain support agreements pursuant to which Ravelston and/or RMI are obligated to make support payments to Hollinger. In the absence of a full and effective assumption of such obligations that is reasonably satisfactory to Ravelston, PHIL has agreed to make or cause to be made any payment on behalf of Ravelston or RMI then due and owing to Hollinger or any of its subsidiaries under any of such agreements after giving effect to any applicable grace periods and, if applicable, discharge any other performance obligations of Ravelston or RMI thereunder, provided neither PHIL nor any of its affiliates shall be required to comply with any restrictions or limitations under such agreements governing the business, operations, capital, financial conditions or other affairs of PHIL and its affiliates to which Ravelston or RMI may be subject under any such agreement.

     We further understand that, pursuant to the Support Agreement, PHIL, on behalf of Ravelston and Lord Black, will deposit into an escrow account US$16,550,000 (the "International Amount") of the funds to be paid for the Ravelston Shares and the Lord Black Shares pursuant to the Offers (the "International Amount Escrow Fund"). If, on or prior to December 31, 2005, a Governmental Entity (as defined in the Support Agreement) issues a final and non-appealable Governmental Order (as defined in the Support Agreement) providing (a) for the repayment or reimbursement by Hollinger of all or a portion of the International Amount to International or any of its subsidiaries in respect of certain non-compete payments made by International or its subsidiaries to Hollinger, Hollinger will be permitted to direct the escrow agent to pay promptly (without consent or approval of Ravelston or Lord Black) the applicable amount to International or any of its subsidiaries determined in accordance with the Governmental Order from the International Amount Escrow Fund, with the amount remaining in the International Amount Escrow Fund to be paid to Ravelston and Lord Black or (b) that Hollinger is entitled to retain all of the International Amount, then in such case, the escrow agent is obligated to pay the amount in the International Amount Escrow Fund to Ravelston and Lord Black. In the event that no such order has been issued as of December 31, 2005, the International Amount Escrow Fund is to be paid to Ravelston and Lord Black. Notwithstanding the foregoing, the Support Agreement provides certain circumstances where the International Amount need not be deposited into the International Amount Escrow Fund.

     We further understand that, pursuant to the Support Agreement, as security for certain of the obligations of Lord Black and Ravelston contained therein, PHIL will deposit into escrow US$44 million of the consideration payable for the Ravelston Shares and the Lord Black Shares pursuant to the Offers.

     Blair Franklin understands that the Ontario Securities Commission is currently considering submissions from certain persons, including counsel to PHIL, as to whether there were any collateral benefits to Lord Black and Ravelston arising from the Support Agreement.

     The Committee retained Blair Franklin to provide its opinion (the "Fairness Opinion") as to the fairness, from a financial point of view, of the Consideration to be offered pursuant to the Offers to the shareholders of Hollinger other than Ravelston, the Ravelston Subsidiaries and Lord Black and their respective subsidiaries and associates (such shareholders being herein called the "Minority Hollinger Shareholders"). Blair Franklin has not been asked to prepare, and has not prepared, a formal valuation of Hollinger or any of its securities or assets and the Fairness Opinion should not be construed as such.

ENGAGEMENT

     The Committee retained Blair Franklin effective January 27, 2004 and the Committee and Blair Franklin executed an engagement agreement dated February 2, 2004 (the "Engagement Agreement"). The Engagement Agreement provides for the payment to Blair Franklin of fees in respect of the preparation and delivery of its Fairness Opinion. In addition, Blair Franklin is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Company in certain circumstances.

     Subject to the terms of the Engagement Agreement, Blair Franklin consents to the inclusion of the Fairness Opinion in its entirety and a summary thereof in the directors' circular to be prepared and delivered by the Board to all of the shareholders of Hollinger in connection with the Offers, provided that they are first reviewed by Blair Franklin, and to the filing thereof, as necessary, by Hollinger with the securities commissions or similar regulatory authorities in each province of Canada and as may be required in the United States.

RELATIONSHIP WITH INTERESTED PARTIES

     Blair Franklin is not an insider, associate or affiliate (as such terms are defined in the Securities Act (Ontario)) of Hollinger, PHIL, or any of their respective associates or affiliates. Blair Franklin has not provided any financial advisory services or participated in any financing involving Hollinger or PHIL or any of their respective associates or affiliates within the past twenty-four months, other than services provided under the Engagement Agreement.

CREDENTIALS OF BLAIR FRANKLIN

     Blair Franklin is an independent investment bank. We advise on mergers, acquisitions and divestitures, related party transactions, financings, restructurings, risk management and governance issues, and undertake valuations and fairness opinions, on behalf of corporate, private, institutional and public sector clients. Partners of Blair Franklin have participated in a significant number of transactions involving private and public companies and have extensive experience in preparing fairness opinions. The Fairness Opinion expressed herein is the opinion of Blair Franklin as a firm.

SCOPE OF REVIEW

     In preparing the Fairness Opinion, Blair Franklin has reviewed and relied upon, among other things:

     (a)   the Offering Circular;

     (b) a draft of the Directors' Circular to be sent by the Board to the shareholders of the Company in response to the Offers;

     (c)   the Support Agreement;

     (d) the RMI/HI Support Agreement dated March 10, 2003 between RMI and Hollinger;

     (e) the Contribution Agreement dated March 10, 2003 among Ravelston, RMI and Hollinger;

     (f)   the Guarantee dated March 10, 2003 between Ravelston and Hollinger;

     (g) the Pledge Agreement dated March 10, 2003 between Ravelston and Hollinger;

     (h) the share provisions for the Common Shares, Series II Preference Shares and Series III Preference Shares;

     (i) the Offering Memorandum, Indenture and Security Agreement for the 11 7/8% Senior Secured Notes due 2011 of Hollinger;

     (j) audited financial statements for Hollinger and International for the years ended December 31, 2000, 2001 and 2002;

     (k) the unaudited interim reports for Hollinger and International for each of the first three quarters of 2003 and Forms 10-Q for International for the same periods;

     (l) Annual Reports and Annual Information Forms for Hollinger for the years ended December 31, 2000, 2001 and 2002;

     (m)  Annual Reports and Forms 10-K for International for 2000, 2001 and
          2002;

     (n)   management proxy circular of Hollinger dated May 16, 2003;

     (o)   proxy statement of International dated March 26, 2003;

     (p) material change reports filed by Hollinger since January 1, 2003 and documents on Form 8-K filed by International since January 1, 2003 with securities regulatory authorities;

     (q) financial information and projections of Hollinger prepared by Hollinger management;

     (r) discussions with Hollinger management concerning the business operations, financial condition, results and prospects of Hollinger;

     (s) public information relating to the business, operations, financial performance and share price trading history of Hollinger and of International and other selected public companies whose businesses we believe to be relevant;

     (t) the current state of the financial markets particularly relating to the newspaper industry;

     (u) selected comparable acquisition transactions and their valuation multiples and takeover premiums;

     (v) recent investment industry research reports on Hollinger, International and selected comparable companies and general industry reports;

     (w) 13-D filings by PHIL dated January 28, 2004 pursuant to the United States Securities Exchange Act of 1934;

     (x) a certificate provided to us by senior officers of Hollinger as to certain factual matters;

     (y)   discussions with legal advisors to Hollinger; and

     (z) such other information, documentation, analyses and discussions that we considered relevant in the circumstances.

     Blair Franklin has not, to the best of its knowledge, been denied access by Hollinger to any information requested by Blair Franklin. However, at the request of Blair Franklin and the other financial advisor to the Committee, the Committee made a request of International for certain information, including financial information, that would be of assistance to Blair Franklin in connection with the Fairness Opinion. In addition to the request for such information, the Committee also requested of International that Blair Franklin and the other financial advisor have the opportunity to meet with certain members of senior management of International, the Special Committee of the Board of Directors of International and the financial advisors to the Special Committee of the Board of Directors of International as well as the auditors of International. Blair Franklin has been advised by the Committee that International will not accede to any such requests. Accordingly, Blair Franklin has relied upon public information regarding International for purposes of this Fairness Opinion.

     Blair Franklin has conducted such analyses, investigations and testing of assumptions as were considered by Blair Franklin to be appropriate in the circumstances for the purposes of arriving to its opinion as to the fairness, from a financial point of view, of the Consideration to be offered pursuant to the Offers to Hollinger Minority Shareholders.

ASSUMPTIONS AND LIMITATIONS

     The Fairness Opinion is subject to the assumptions, explanations and limitations hereinbefore described and as set forth below.

     With the Committee's approval and as is provided in the Engagement Agreement, Blair Franklin has relied, without independent verification, upon the completeness, accuracy and fair presentation of all the financial and other information, data, advice, opinions and representations obtained by it from public sources, senior management of Hollinger, their respective associates and affiliates and advisors or otherwise (collectively, the "Information") and we have assumed that the Information did not omit to state any material fact or any fact necessary to be stated or necessary to make that Information not misleading in light of the circumstances in which it was made. The Fairness Opinion is conditional upon the completeness, accuracy and fair presentation of such Information. Subject to the exercise of professional judgment and except as described herein, Blair Franklin has not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information. With respect to the financial forecasts and budgets provided to Blair Franklin and used in the analysis supporting the Fairness Opinion, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Hollinger as to the matters covered thereby and, in rendering the Fairness Opinion, we express no view as to the reasonableness of such forecasts or budgets or the assumptions on which they are based.

     Representatives of Hollinger have represented to Blair Franklin in a certificate delivered as at the date hereof, among other things, that (i) the Information (as defined above) provided orally by, or in the presence of, a representative of Hollinger or in writing by Hollinger or any of its subsidiaries or its respective agents to Blair Franklin relating to Hollinger or any of its subsidiaries (other than International and its subsidiaries) for the purpose of preparing this Fairness Opinion was, at the date that the Information was provided to Blair Franklin, and is, at the date hereof, together with all other documents which have been filed by the Company in compliance with its obligations under applicable securities laws and are currently available on SEDAR (and to the extent not superseded by a subsequent filing), complete, true and correct in all material respects and did not and does not contain any untrue statement of a material fact in respect of the Company and did not and does not omit to state a material fact in respect of the Company necessary to make the Information not misleading in light of the circumstances under which the Information was made or provided; and that (ii) since that dates on which the Information was provided to Blair Franklin, except as was disclosed in writing to Blair Franklin, or as publicly disclosed, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Hollinger and no material change has occurred in the Information or any apart thereof which would have, or which would reasonably be expected to have, a material affect on the Fairness Opinion.

     Blair Franklin has made several assumptions in connection with its Fairness Opinion that it considers reasonable, including that the conditions required to implement the Transaction will be met.

     The Fairness Opinion is rendered on the basis of the securities markets, economic, financial and general business conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of Hollinger and its subsidiaries and affiliates, as they were reflected in the Information and as they were represented to Blair Franklin in discussions with management of Hollinger. In its analyses and in preparing the Fairness Opinion, Blair Franklin made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Blair Franklin or any party involved in the Transaction.

     The Fairness Opinion has been provided to the Committee for its use and may not be used or relied upon by any other person (other than the Board in making its recommendations to the shareholders of the Company in connection with the Offers) without the express prior written consent of Blair Franklin.

     The Fairness Opinion is given as of the date hereof and Blair Franklin disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion which may come or be brought to the attention of Blair Franklin after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date hereof, Blair Franklin reserves the right to change, modify or withdraw the Fairness Opinion.

     Blair Franklin believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

     This Fairness Opinion is not to be construed as a recommendation to any Hollinger Minority Shareholder to tender (or not tender, as applicable), any Common Shares, Series II Preference Shares or Series III Preference Shares to the Offers. Further, this Fairness Opinion is not to be construed as refuting or supporting any submissions made or to be made in connection with the collateral benefit issues referred to above.

FAIRNESS CONCLUSION

     Based upon and subject to the foregoing and such other matters as we considered relevant, Blair Franklin is of the opinion that, as of the date hereof:

     - the Consideration payable to Hollinger Minority Shareholders who hold Common Shares is fair from a financial point of view;

     - the Consideration payable to Hollinger Minority Shareholders who hold Series III Preference Shares is fair from a financial point of view; and

     - the Consideration payable to Hollinger Minority Shareholders who hold Series II Preference Shares is inadequate from a financial point of view.

     Given the terms and conditions of the Series II Preference Shares, and particularly the retraction provisions thereof, our opinion with respect to such shares is predicated to a significant extent on the closing price of the shares of Class A common stock of International on the New York Stock Exchange on February 5, 2004. We caution that should the daily closing trading price of such shares decline, the holders of Series II Preference Shares may realize greater value by accepting the Offer for such shares. As well, our opinion is predicated upon the assumption that, within a reasonable timeframe following completion of the Offers, holders of Series II Preference Shares will be entitled to realize the benefit of the retraction rights attaching to such shares and that Hollinger will not be precluded from giving effect to any such exercise of retraction rights; if that assumption is not correct, our opinion that the consideration payable to Hollinger Minority Shareholders who hold Series II Preference Shares is inadequate from a financial point of view may differ.

Yours very truly,

(Signed) BLAIR FRANKLIN CAPITAL PARTNERS INC.

            ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE
              INFORMATION IN THIS DOCUMENT SHOULD BE DIRECTED TO:

                                 HOLLINGER INC.
                               10 Toronto Street
                                Toronto, Ontario
                                    M5C 2B7

                            Contact: Peter G. White
                           Telephone: (416) 363-8721
                           Telecopier: (416) 364-2008

                     COMPUTERSHARE TRUST COMPANY OF CANADA
                       100 University Avenue, 11th Floor
                                Toronto, Ontario
                                    M5J 2Y1

                           Telephone: 1-800-564-6253
                           Telecopier: 1-888-453-0330